LIMITED LIABILITY COMPANY AGREEMENT
OF
NEW GOHEALTH, LLC
(a Delaware limited liability company)
Effective as of
July 21, 2026

THE MEMBERSHIP INTERESTS REFERENCED IN THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND THEIR OFFER AND SALE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS THAT ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER THEREOF PROVIDES EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH SALE, OFFER, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS, EXCEPT IF THE OFFER OR SALE HAS BEEN REGISTERED AND/OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. THERE IS CURRENTLY NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. THERE ARE RESTRICTIONS UPON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN. NO SALE, TRANSFER, OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

LIMITED LIABILITY COMPANY AGREEMENT
OF
NEW GOHEALTH, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Agreement”) of New GoHealth, LLC, a Delaware limited liability company (the “Company”), effective as of July 21, 2026 (the “Effective Date”), is adopted and entered into by and among the Members from time to time party hereto and the Company.
WHEREAS, GoHealth, Inc. (“GoHealth, Inc.”) together with Blizzard Midco, LLC, Connected Benefits, LLC, e-TeleQuote Insurance, Inc., ETQ Holdings, LLC, GoHealth Holdings, LLC, GoHealth, LLC, and Norvax, LLC (the “Debtor Affiliates”, together with GoHealth, Inc., the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on June 7, 2026 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
WHEREAS, the Debtors, and certain other parties including the Lenders (as defined below) agreed to implement certain restructuring transactions (the “Restructuring Transactions”), contemplated by that certain Joint Prepackaged Chapter 11 Plan of GoHealth, Inc. and its Debtor Affiliates (as may be amended, modified, or supplemented from time to time, and including all exhibits and supplements thereto, the “Plan”);
WHEREAS, pursuant to the Plan confirmed by the Bankruptcy Court in the jointly administered cases captioned In re GoHealth, Inc., et al., Case No. 26-10914, pursuant to an order dated July 21, 2026, Docket No.162, confirming the Plan pursuant to sections 1129(a) and (b) of the Bankruptcy Code (the “Confirmation Order”), the Debtors, the Reorganized Debtors (as defined herein), and/or their successors were to effectuate the Restructuring Transactions, including the conversion of GoHealth, Inc. into a Delaware limited liability company, which, for the avoidance of doubt, shall have made or will timely make an initial election to be classified as a corporation for U.S. federal income tax purposes;
WHEREAS, in connection with the consummation of the Restructuring Transactions and pursuant to and in accordance with the terms and conditions of the Plan, that certain Senior Secured Credit Agreement, dated as of the Effective Date, was entered into among Blizzard Midco, LLC, a Delaware limited liability company, Norvax, LLC, a Delaware limited liability company, the lenders party thereto (the “Lenders”) and Blue Torch Finance, LLC, as administrative agent and as collateral agent, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith (such documentation, the “Exit Credit Agreement”), pursuant to which certain of the Lenders were (i) deemed to have made those certain term loans on the Effective Date in accordance with Section 2.01(a) of the Exit Credit Agreement, in the amount of twenty million dollars ($20,000,000) (the “New Money Term Loans”), (ii) deemed to have made those certain term loans on the Effective Date in accordance with Section 2.01(b) of the Exit Credit Agreement, in the amount of one hundred seventy-three million nine hundred twenty-three thousand five hundred ninety-three dollars ($173,923,593) (the “Senior Takeback Term Loans”) and (iii) deemed to have made those certain term loans on the Effective Date in accordance with Section 2.01(c) of the Exit Credit Agreement, in the amount of five hundred eighty-eight million two hundred seventy-five thousand ninety-nine dollars ($588,275,099) (the “Junior

Takeback Term Loans”, and together with the New Money Term Loans and the Senior Takeback Term Loans, the “Term Loans”);
WHEREAS, prior to the effectiveness of this Agreement, (i) the existing capital stock (other than the preferred stock) of GoHealth, Inc. was fully satisfied, cancelled, released, discharged, extinguished and/or of no further force or effect, pursuant to the Plan, and (ii) GoHealth, Inc. was converted to a limited liability company pursuant to the Act by the filing of a Certificate of Conversion (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on July 21, 2026;
WHEREAS, in connection with the Restructuring Transactions, the Company has agreed as of the Effective Date to, among other things, (i) issue Common Interests (as defined herein) to Members in accordance with the Plan and (ii) Reinstate (as defined in the Plan) the Preferred Interests (as defined herein) to the former holders of preferred stock in GoHealth, Inc. as of the Petition Date in accordance with the Plan;
WHEREAS, pursuant to the Plan, from and after the Effective Date, all holders of Membership Interests (as defined herein) shall be subject to the terms and conditions of this Agreement, and such holders shall be deemed to have executed and become parties to this Agreement without the need to deliver signature pages hereto;
WHEREAS, in connection with the consummation of the Restructuring Transactions and pursuant to and in accordance with the terms and conditions of the Plan and the Confirmation Order, the Company and the Members (as defined herein) desire to enter into this Agreement for the purposes of (i) establishing certain rights and obligations with respect to the composition of the Company’s board of managers, (ii) governing the affairs of, and the conduct of the business of, the Company, (iii) memorializing the terms of the Membership Interests and authorizing the future issuance of additional Membership Interests, including equity awards under a Management Incentive Plan (as defined herein), in accordance with this Agreement, and (iv) setting forth the respective rights and obligations of the Members, in each case, as of and after the Effective Date; and
WHEREAS, the Plan provides that this Agreement shall be effective and binding in accordance with the terms and conditions thereof upon all holders of Membership Interests as of the date hereof, who shall be deemed to have executed this Agreement.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Article I
DEFINITIONS
1.1Definitions.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Ad Hoc Revolving Members” means, collectively, the Members identified in Schedule 1, and any Permitted Transferees of the foregoing that have executed a Joinder.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.  The term “Affiliated” shall have a correlative meaning.  For the avoidance of doubt, an “Affiliate” of a Member shall include any investment fund, alternative investment vehicle, special purpose vehicle or holding company that (a) is directly or indirectly managed, advised, sub-advised or controlled by such Member or any Affiliate of such Member, (b) is managed, advised or sub-advised by the same investment adviser as, or an Affiliate of the investment adviser of, such Member, or (c) is expressly specified herein and any Person controlled by such Person; provided, however, that an Affiliate shall not include any portfolio company of any Person (including any Member).
“Blue Torch” means, collectively, Blue Torch Capital LP together with its Affiliates and its and their Permitted Transferees.
“Board of Managers” means the Board of Managers of the Company provided for in Article V.
“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the State of New York.
“Capital Contribution” means the contribution made, or deemed to have been made, by a Member in accordance with Section 3.1.
“Cause” means, with respect to any holder of Incentive Interests, the definition of Cause in such holder’s grant award agreement with the Company or its Subsidiaries, as applicable; provided, however, that, if no such grant award agreement is in effect (or if Cause is not defined therein), then Cause shall mean, as determined by the Board of Managers in its sole discretion, the occurrence of any of the following events with respect to such holder (a) substantial or repeated failure or refusal to perform, or gross negligence in the performance of, such holder’s duties and responsibilities (with or without any accommodation in accordance with applicable law) or refusal or failure to comply with a lawful direction or order of such holder’s immediate supervisor or the Board of Managers; (b) an act or omission that is, or could reasonably be expected to be, materially injurious to the Company or any of its Affiliates (monetarily, reputationally or otherwise); (c) breach of a fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (d) engagement in fraud, theft, embezzlement or misappropriation of any material amount of money or other assets of the Company or any of its Affiliates, or any other act of material dishonesty by such holder; (e) commission of, indictment for (or the procedural equivalent thereof) or conviction of, or plea of guilty or nolo contendere to, any felony (or any state law equivalent) or any other crime involving moral turpitude (in accordance with applicable law) or the violation of any federal, state or securities law; (f) breach of any restrictive covenants by which the holder may be bound and any material breach of such holder’s obligations under any agreement entered into between such holder and the Company or any of its Affiliates (including any award agreement); (g) the unlawful use (including being under the influence) or possession of illegal drugs by such holder on the premises of the Company or any of its Affiliates and/or while performing any duties or responsibilities with the Company or any of its Affiliates or (h) material breach of the policies or procedures of the Company or any of its Affiliates that results in material economic or reputational harm to the Company or any of its Affiliates (including policies related to sexual harassment, sexual misconduct or sex-based discrimination). Any voluntary resignation of a holder’s employment or service in anticipation of a termination of such holder’s employment or service by the Company or any of its Affiliates for Cause shall be deemed to be a termination by the Company for Cause. Further, a holder’s employment or service shall be deemed to have been terminated for Cause if, following termination of such holder’s employment or services, as applicable, an act or omission is discovered (of which the Board of Managers was previously unaware) that if known at the time of termination would have justified a termination for Cause.
“Chief Executive Officer” means a natural person from time to time serving as chief executive officer of the Company in accordance with this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules or statutes thereto.
“Commission” means the United States Securities and Exchange Commission.
“Competitor of the Company” means any Person (including a holding company) that the Board of Managers determines in good faith is a direct or indirect competitor of the Company or any of its Subsidiaries; provided, that (a) no Person (excluding any holding company) who has a passive financial or other passive investment interest in a direct or indirect competitor of the Company or any of its Subsidiaries shall be deemed to be a Competitor of the Company so long as such Person (excluding any holding company) is not involved in the management of or does not otherwise provide services to such direct or indirect competitor or any of its Affiliates and has not designated, or does not have the right to designate, any member or non-voting observer of the board of directors (or similar governing body) of such direct or indirect competitor or any of its Affiliates and (b) no Member as of the Effective Date shall be deemed to be a Competitor of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder.
“Excluded Issuances” means any Common Interests or other equity or equity-linked securities issued (a) pursuant to or issued upon the exercise of options granted under any management incentive plan or in connection with any bona fide employment or similar arrangement that is duly approved by the Board of Managers (each such arrangement, a “Management Incentive Plan”), (b) to sellers as consideration for an acquisition, merger or similar transaction (including a joint venture), (c) pursuant to conversion or exchange rights included at the time of issuance in the terms of equity interests or debt (as applicable) issued in compliance with the Preemptive Rights set forth in Section 9.8 or otherwise issued as an Excluded Issuance, (d) to effect an equity interests split, division or dividend or similar transaction or reorganization, in each case on a pro rata basis to all holders of Common Interests, (e) as equity kickers to bona fide debt financing sources, (f) in connection with an exchange of equity, debt or debt securities, in each case on a pro rata basis to all holders of Common Interests and/or (g) by a Subsidiary of the Company solely to the Company or another wholly-owned direct or indirect Subsidiary of the Company
“Family Member” means an individual’s spouse, domestic partner, sibling, child, or other lineal descendant of such individual (including adoptive relationships and stepchildren) and the spouses of each such natural person.
“Fundamental Matter” means actions by the Company or any of its Subsidiaries to:
(a)issue equity interests (other than equity issuances in accordance with the Preemptive Rights set forth in Section 9.8 or an Excluded Issuance), or repurchase, redeem or reclassify any equity interests, or approve any Initial Public Offering (including filing any registration statement in respect thereof),
(b)incur indebtedness for borrowed money (other than indebtedness permitted to be incurred pursuant to Section 6.1 of the Exit Credit Agreement as in effect on the Effective Date),
(c)enter into or modify any Related Party Transaction or agreement relating thereto in excess of five hundred thousand dollars ($500,000) other than as set forth in Section 5.9 herein (it being understood that the Exit Credit Agreement shall not be deemed a Related Party Transaction for purposes of this clause (c)),
(d)consummate or agree to consummate any (1) sale of the Company, merger or acquisition transaction, (2) disposition of assets (other than in the ordinary course), provided, however, from and after the Effective Date, upon the aggregate receipt of no less than three hundred million dollars ($300,000,000) by the Reorganized Debtors from the disposition of assets (and the contemporaneous satisfaction in full in cash of the New Money Term Loans and the Senior Takeback Term Loans), the sale of assets shall no longer be considered a Fundamental Matter or (3) business combination or other merger or acquisition transaction, in each case of (1), (2), and (3), above, other than pursuant to and in accordance with Section 9.4 herein,
(e)undertake any voluntary liquidation, winding up or dissolution or file a voluntary bankruptcy petition, other than for purposes of preserving material contract assets, including the Carrier Contracts, or on account of material liabilities, and
(f)make or declare any dividend or distribution (other than by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, by the Company in respect of the Preferred Interests outstanding on the Effective Date in accordance with the terms thereof as in effect on the Effective Date, or by the Company in cash on a pro rata basis to holders of Common Interests).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Incentive Interests” means any Common Interests issued under a Management Incentive Plan and designated as Incentive Interests by the Board of Managers.
“Independent Third Party” means any Person who, immediately before the contemplated transaction, (a) does not own in excess of 5% of the Common Interests on a fully-diluted basis (a “5% Holder”); (b) is not an Affiliate of a 5% Holder; and (c) is not the spouse or descendent (by birth or adoption) of a 5% Holder.
“Indebtedness” means with respect to any Person, without duplication, any liability of such Person (a) for borrowed money, whether current or funded, secured or unsecured, or with respect to deposits or advances of any kind, (b) incurred or assumed as the deferred purchase price of assets, property or services (including earn-outs, seller notes or similar contingent payment arrangements in favor of third parties) (but excluding trade accounts payable arising in the ordinary course of business), (c) evidenced by notes, bonds, debentures, mortgages or other similar instruments, (d) for the reimbursement of any obligor on any banker’s acceptance, letter of credit, performance bond or similar credit transaction, (e) leases required to be capitalized under GAAP, (f) for indebtedness of others of the type referred to in the foregoing clauses guaranteed by such Person to the extent of such guarantee or arrangement, and (g) for indebtedness of any other Person of the type referred to in clauses (a), (b), (c), (d), (e) and (f) of this definition which is secured by any lien on any property or asset of such first referred to Person, the amount of such indebtedness referred to in this clause (g) being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured to the extent of such security interest. Except as otherwise provided in this definition of “Indebtedness”, the amount of Indebtedness of any Person at any date shall be (i) the outstanding principal amount of all unconditional obligations described above and interest, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and (ii) with respect to all contingent obligations described above, the maximum liability as of such date of such Person for any guarantees of Indebtedness for borrowed money of any other Person and the amount required under GAAP to be accrued with respect to any other contingent obligation.
“Initial Public Offering” means (a) the initial underwritten public offering of the Membership Interests or other equity interests of the Company or any corporate successor thereto, the parent of the Company or any of their respective Subsidiaries, pursuant to an effective registration statement filed under the Securities Act, (b) a transaction with a special purpose acquisition company (SPAC) (other than a Drag-Along Sale pursuant to Section 9.4) pursuant to which the Company becomes, or merges into, a public registrant under the Securities Act, or (c) a direct listing of the Membership Interests on a national securities exchange, in each case, that provides for at least fifty million dollars ($50,000,000) in gross proceeds to the Company or any of the Company’s Subsidiaries and, immediately after such Initial Public Offering, such Membership Interests or other equity interests or other equity interests of any of the Company’s Subsidiaries is quoted or listed for trading on a National Securities Exchange.
“Investment Manager” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, has the power to direct or control the investment decisions of such Person. The term “control” as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of the management, policies, or decisions of a Person, whether through the ownership of voting Securities, by contract or otherwise.
“Joinder means a joinder to this Agreement, which shall be in substantially the form attached hereto as Exhibit D.
“Manager” means a natural person serving as a member of the Board of Managers in accordance with this Agreement.
“Members” means the Persons who are parties hereto as listed on the Register of Members; provided, however, that such term shall also include such other Persons who shall become members of the Company in accordance with the terms of this Agreement and pursuant to and in accordance with the Act; provided further, however, that a Person shall cease to be a Member for purposes of this Agreement at such time as such Person ceases to own any Membership Interests. Holders of Incentive Interests shall not be treated as, and shall not have any rights of, Members other than the right to receive distributions pursuant to Section 3.4 and the obligations applicable to Members in Article IX or Article XI or as otherwise explicitly provided herein or by the Board of Managers.
“National Securities Exchange” means the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange or another U.S. national securities exchange registered with the Commission.

“Percentage Ownership” means, with respect to any Member, the fraction, expressed as a percentage, the numerator of which is the total number of Membership Interests held by such Member and the denominator of which is the total number of Membership Interests issued and outstanding at the time of determination, excluding, from each of the numerator and the denominator above, any options, warrants, convertible debt obligations, Incentive Interests or similar Securities.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, Governmental Authority or other entity and shall include any “group” within the meaning of the regulations promulgated by the Commission under Section 13(d) of the Exchange Act.
“Plan Effective Date” means July 21, 2026.
“Preemptive Rightholder” means (i) each Member that was a Member as of the Effective Date, and (ii) each Member that became a Member after the Effective Date who, as of the applicable date of determination, together with its Affiliates, holds, as of the applicable time, at least one (1) Common Interest (excluding Incentive Interests).
“PSP” means, collectively, PSP Investments together with its Affiliates and its and their Permitted Transferees.
“Redwood” means, collectively, Redwood Capital Management, LLC together with its Affiliates and its and their Permitted Transferees.
“Register of Members” means a schedule containing the name, address, class and number and type of Membership Interests, which schedule is maintained by the Company or caused by the Company to be maintained (including by the Company’s transfer agent, if any); provided, however, that, for the avoidance of doubt, (a) each Member shall at all times be entitled to request and review a redacted version of such Register of Members showing the Membership Interests held by such Member and its Affiliates and (b) such schedule shall be deemed Confidential Information and, unless required by applicable law, will not be made publicly available or disclosed to any Person without the prior written approval of the Board of Managers.
“Regulated Holder” means any person that is a bank holding company, or any affiliate or subsidiary of any bank holding company, as such terms are defined in the U.S. Bank Holding Company Act and its implementing regulations and rules, 12 U.S.C. § 1841 et seq.
“Related Person” means (a) any Affiliate of the Company and (b) any other Person if such other Person and its Affiliates beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate more than five percent (5%) of the then-outstanding Common Interests.
“Reorganized Debtors” means some or all of the Debtors, as reorganized pursuant to the Plan, on and after the Plan Effective Date, or any successors or assigns thereto including by transfer, merger, consolidation or otherwise, and including any new Person established in connection with the implementation of the Restructuring Transactions, including, for the avoidance of doubt, the Company.
“Sale of the Company” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger or consolidation or whether by operation of law or otherwise), of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to an Independent Third Party (or group of Independent Third Parties) or (b) the consummation by the

Company or a Subsidiary of the Company of any transaction or series of related transactions (including any merger, recapitalization, stock issuance, consolidation or restructuring whether by operation of law or otherwise), the result of which is that the Members of the Company or the equity holders of its Subsidiaries or their respective Affiliates, as applicable, immediately prior to such transaction (in their capacities as such) possess less than a majority of the outstanding Membership Interests or of the membership or other equity interests of any surviving entity of any such transaction immediately after the consummation of such transaction or series of related transactions (excluding from the numerator and denominator of such calculation any Incentive Interests).
“Securities” means “securities” as defined in Section 2(a)(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the Commission promulgated thereunder.
“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, in which the Company or any one or more of its other Subsidiaries, directly or indirectly, owns or controls: (a) fifty percent (50%) or more of the Securities or other ownership interests, including profits, equity or beneficial interests; or (b) Securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such other Person that is not a corporation.
“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transfer” means any direct or indirect transfer, sale, assignment, pledge, hypothecation or other disposition of any Membership Interest, whether voluntary or involuntary, or any agreement to transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Membership Interest, including any such transfer, sale, assignment, pledge, hypothecation, disposition by operation of law or otherwise to an heir, successor or assign; provided, however, that (a) a transaction that is a pledge in connection with a financing arrangement shall not be deemed to be a Transfer but a foreclosure pursuant thereto shall be deemed to be a Transfer; (b) any pledge in favor of a bank or broker dealer at which a Member maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder; (c) with respect to any Member that is a widely held “investment company” as defined in the Investment Company Act of 1940, as amended, or any publicly traded company whose securities are registered under the Exchange Act, a transfer, sale, assignment, pledge, hypothecation, or other disposition of ownership interests in such investment company or publicly traded company shall not be deemed a Transfer; (d) with respect to any Member that is a private equity fund, hedge fund or similar vehicle (including any investment fund or managed account), any Transfer of limited partnership or other similar non-control interest in any Member or entity which is a pooled investment vehicle holding other material investments and which is an equityholder (directly or indirectly) of a Member, or the change in control of any general partner, manager or similar person of such entity, will not be deemed to be a Transfer for purposes hereof; and (e) the change of an Investment Manager of a Member that does not also result in the Transfer of the underlying beneficial interest in Membership Interests of such Member will not be deemed to be a Transfer for purposes hereof. The term “Transferred” shall have a correlative meaning.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
1.2Construction; Usage Generally. The definitions in this Article I or the Schedules to this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference in this Agreement to $ shall mean U.S. dollars. In calculating any Member’s ownership of Membership Interests for the purposes of determining whether a Member shall have certain rights under this Agreement, all applicable Membership Interests held by Affiliated Members shall be aggregated for the purposes of such determination; provided, however, that no Membership Interests shall be attributed to more than one Person within any such group of Affiliated Members. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
1.3Cross References to Defined Terms. Each capitalized term listed below is defined on the corresponding page of this Agreement:
Term    Page No.

5% Holder    8
Accelerated Acquirer    42
Act    5
Ad Hoc Revolving Members    5
Additional Capital Contribution    17
Affiliate    5
Agreement    4
Approved Sale    38
Bankruptcy Code    4
Bankruptcy Court    4
Base Participating ROFO Member    36
Blue Torch    6
Blue Torch Manager    20
Blue Torch Specified Amount    20
Board of Managers    6
Business Day    6
Capital Contribution    6
Carrier    20

Carrier Contract    20
Cause    6
CEO Manager    21
Certificate    5
Chairperson    23
Chief Executive Officer    6
Class A Designation of Rights    18
Class A Preferred Units    18
Class A-1 Designation of Rights    18
Class A-1 Preferred Units    18
Code    7
Commission    7
Common Interests    18
Company    4
Competitor of the Company    7
Confidential Information    50
Confirmation Order    4
Counterparty    43
Counterparty Excluded Information    43
Damages    30
Debtor Affiliates    4
Debtors    4
Designating Member    20
Drag-Along Notice    38
Drag-Along Outside Date    38
Drag-Along Sale    38
Effective Date    4
Effective Transfer Time    40
Employee Redeemed Member    43
Employee Redeemed Member Repurchase Right    43
Employee Redemption Notice    43
Event of Dissolution    45
Excess ROFO Portion    36
Exchange Act    7
Excluded Issuances    7
Exit Credit Agreement    4
Extra Participating ROFO Member    36
Family Member    7
Final Offer Notice    36
Fund Indemnitee    30
Fund Indemnitors    30
Fundamental Matter    7
GAAP    8
GoHealth, Inc.    4
Governmental Authority    8
Incentive Interests    8
Indebtedness    8
Indemnitee    30
Independent Manager    21
Independent Manager Specified Amount    21

Independent Third Party    8
Initial Public Offering    9
Investment Manager    9
Joinder    9
Junior Takeback Term Loans    4
Lenders    4
Major Members    21
Management Incentive Plan    7
Manager    9
Members    9
Membership Interest    18
National Securities Exchange    9
New Equity Securities    41
New Money Term Loans    4
Notice of Acceptance    41
Observer    22
Offer Notice    36
Offer Purchase Notice    36
Offer Sale Price    36
Offered Interests    36
Offered Securities    41
Participating ROFO Members    36
Percentage Ownership    9
Permitted Amendment    18
Permitted Transferees    36
Person    9
Petition Date    4
Plan    4
Plan Effective Date    9
Preemptive Offer    41
Preemptive Right    41
Preemptive Rightholder    10
Preferred Interests    18
Principal Office    15
Proportionate Percentage    41
Protected Person    29
PSP    10
PSP Manager    20
PSP Specified Amount    20
Redwood    10
Redwood Manager    21
Redwood Specified Amount    21
Register of Members    10
Regulated Holder    10
Related Party Transaction    26
Related Person    10
Reorganized Debtors    10
Representative Manager    20
Restructuring Transactions    4
ROFO Evaluation Period    36

ROFO Member    36
Sale of the Company    10
Securities    10
Securities Act    11
Selling Members    38
Selling ROFO Member    36
Senior Takeback Term Loans    4
Servicer Engagement    20
Specified Amount    21
Specified Provisions    47
Subject Purchaser    41
Subsidiary    11
Successor Corporation    47
Tax    11
Taxes    11
Term Loans    4
Third Party Purchaser    36
Third Party Sale    37
Transfer    11
Transfer Conditions    40
Treasury Regulations    11
Voting Interest    28

Article II
THE COMPANY AND ITS BUSINESS
2.1Formation. The Members hereby agree to continue the Company, which was converted from GoHealth, Inc. pursuant to the provisions of the Act by filing the Certificate with the Secretary of State of the State of Delaware on July 21, 2026 and hereby agree that the Company shall be governed by the terms and conditions of this Agreement and, except as otherwise provided herein, the Act. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
2.2Company Name. The name of the Company is “New GoHealth, LLC”. The Board of Managers may (without the consent of any Member) change the Company’s name at any time and from time to time in accordance with the provisions of the Act.
2.3Effective Date. This Agreement is entered into, and is effective, as of the Effective Date.
2.4Term. The Company shall continue until dissolved and its affairs wound up in accordance with the Act and the terms of this Agreement.
2.5Offices. The principal office of the Company shall be established and maintained at 222 West Merchandise Mart Plaza, Suite 1750, Chicago, Illinois 60654 or at such other or additional place or places as the Board of Managers shall determine from time to time (“Principal Office”). The Company may have other offices at such place or places as the Board of Managers may from time to time designate.
2.6Registered Office and Registered Agent. The address of the Company’s registered office in the State of Delaware and the name and address of the Company’s registered agent in the State of Delaware shall be as set forth on the Certificate. The Board of Managers may designate another registered agent and/or registered office from time to time in accordance with the provisions of the Act and any other applicable laws.
2.7Filings; Authorized Persons; Ratifications. The Members shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company, the ownership of property and the conduct of business under the laws of the State of Delaware and each other jurisdiction in which the Company shall own property or conduct business. Vijay Kotte was designated as an “authorized person,” within the meaning of the Act, to execute, deliver and file the Certificate and the execution, delivery and filing of the Certificate is hereby ratified. The Members ratify any and all acts taken or caused to be taken by any “authorized person” (within the meaning of the Act), in the name of or on behalf of the Company and any of its Subsidiaries prior to the Effective Date.
2.8Purposes. The Company is formed for the purposes of engaging in any lawful acts or activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.
2.9No Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or officer of the Company shall be a partner or joint venturer of any other Member, Manager or officer of the Company as a result of this Agreement.
2.10Non-Voting Equity Securities. The Company shall not issue any non-voting equity Securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (a) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, (b) shall not have any further force or effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
Article III
CAPITAL CONTRIBUTIONS; DISTRIBUTIONS
3.1Admission.
(a)On the Effective Date and pursuant to the Plan, (i) each of the Members holding Allowed First Lien Claims (as defined in the Plan) has exchanged, or is deemed to have exchanged, directly or indirectly, a portion of such Member’s Allowed First Lien Claims for its pro rata share of the Common Interests (subject to dilution, if any, on account of the Management Incentive Plan), in full and final satisfaction, settlement, release and discharge of a portion of the Allowed First Lien Claims and (ii) the holders of Allowed GoHealth, Inc. Preferred Stock (as defined in the Plan) received the Reinstated (as defined in the Plan) and converted Preferred Interests, in each case, as set forth opposite such Member’s name on the Register of Members. Notwithstanding anything to the contrary contained herein, pursuant to the Plan, from and after the Effective Date, all Members are hereby subject to the terms and conditions of this Agreement, and such Members shall be deemed to have executed and become parties to this Agreement without the need to deliver signature pages hereto, and no further approval of the Board of Managers, any Member or any other Person shall be required with respect to the foregoing.
(b)The Register of Members shall be amended by (or caused to be amended by) the Board of Managers following any Transfer as provided by Article IX or any issuance of additional Membership Interests in accordance with this Agreement. The Company shall provide any Member’s individual holdings of Membership Interests, as well as the total amount of outstanding Membership Interests, at any time to such Member upon request.
(c)Each Person designated for admission to the Company as an additional Member in accordance with this Agreement (other than in connection with a Transfer made in accordance with Article IX) shall contribute cash, other property (including Securities) or services rendered in the amount and of the type designated by the Board of Managers and the Register of Members shall be amended at the time of such additional Members’ admission as a Member by the Board of Managers or a duly authorized officer (or by the transfer agent (if any) upon instruction by the Board of Managers or a duly authorized officer) to reflect such contribution.
3.2Additional Capital Contributions. No Member shall be obligated to make any Additional Capital Contribution to the Company. All amounts paid to the Company by a Member as additional equity capital (other than initial Capital Contributions) shall be deemed to be an “Additional Capital Contribution” by such Member for the purposes of this Agreement, and the Register of Members shall be amended at the time of such Additional Capital Contribution by the Board of Managers (or by the transfer agent (if any) upon instruction by the Board of Managers) to reflect such contribution.
3.3No Interest in Company Property. A Member’s Membership Interests shall for all purposes be personal property. A Member has no interest in specific Company property.
3.4Distributions. NO MEMBER SHALL BE ENTITLED TO RECEIVE ANY DISTRIBUTION FROM THE COMPANY EXCEPT AS PROVIDED IN THIS AGREEMENT. DISTRIBUTIONS (WHETHER INTERIM DISTRIBUTIONS OR DISTRIBUTIONS ON LIQUIDATION) MADE AFTER THE EFFECTIVE DATE SHALL BE MADE IN AMOUNTS AND AT SUCH TIMES AS DETERMINED BY THE BOARD OF MANAGERS TO THE MEMBERS, SUBJECT TO THE CLASS A DESIGNATION OF RIGHTS, THE CLASS A-1 DESIGNATION OF RIGHTS AND THE RESTRICTIONS SET FORTH IN THE ACT. SUBJECT TO THE CLASS A DESIGNATION OF RIGHTS AND THE CLASS A-1 DESIGNATION OF RIGHTS, ALL DISTRIBUTIONS, DIVIDENDS, OR REDEMPTIONS SHALL BE MADE TO OR AMONG MEMBERS PRO RATA IN ACCORDANCE WITH THE MEMBERSHIP INTEREST HELD BY EACH MEMBER; PROVIDED, HOWEVER, THAT (A) THE INCENTIVE INTERESTS MAY, BY THEIR TERMS (INCLUDING ANY TERMS OF SUCH INCENTIVE INTERESTS SET FORTH IN THEIR APPLICABLE GRANT DOCUMENT, AWARD AGREEMENT OR MANAGEMENT INCENTIVE PLAN), WHICH TERMS MUST BE APPROVED BY THE BOARD OF MANAGERS, PROVIDE FOR OR RESULT IN NON-PRO RATA DISTRIBUTIONS, DIVIDENDS, OR REDEMPTIONS AMONG THE MEMBERS, THE MEMBERSHIP INTERESTS, AND/OR THE INCENTIVE INTERESTS (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THAT ANY OR ALL OF THE INCENTIVE INTERESTS MAY NOT HAVE A RIGHT TO NOR PARTICIPATE IN DISTRIBUTIONS, DIVIDENDS OR REDEMPTIONS UNLESS OR UNTIL CERTAIN SPECIFIED THRESHOLDS OR HURDLES ARE SATISFIED); (B) NO UNVESTED INCENTIVE INTERESTS SHALL RECEIVE ANY SUCH DISTRIBUTIONS, DIVIDENDS OR REDEMPTIONS NOR SHALL THEY BE ENTITLED TO ANY SUCH DISTRIBUTIONS, DIVIDENDS OR REDEMPTIONS UNLESS AND UNTIL OTHERWISE DETERMINED BY THE BOARD OF MANAGERS; AND (C) NO VESTED INCENTIVE INTERESTS SHALL RECEIVE ANY SUCH DISTRIBUTIONS, DIVIDENDS OR REDEMPTIONS NOR SHALL THEY BE ENTITLED TO ANY SUCH DISTRIBUTIONS, DIVIDENDS OR REDEMPTIONS UNLESS AND UNTIL OTHERWISE DETERMINED BY THE BOARD OF MANAGERS OR EXPRESSLY AUTHORIZED BY THE TERMS OF THE APPLICABLE GRANT DOCUMENT, AWARD AGREEMENT OR MANAGEMENT INCENTIVE PLAN GRANTING AND GOVERNING SUCH VESTED INCENTIVE INTEREST (IN EACH CASE WHICH DOCUMENT, AGREEMENT OR FORM OF DOCUMENT OR AGREEMENT HAS BEEN APPROVED BY THE BOARD OF MANAGERS). THE HOLDERS OF INCENTIVE INTERESTS SHALL NOT HAVE ANY VOTING RIGHTS OR ANY OTHER RIGHTS, OTHER THAN THE RIGHT TO RECEIVE DISTRIBUTIONS AS SET FORTH IN THIS SECTION 3.4 AND THE OBLIGATIONS APPLICABLE TO MEMBERS IN ARTICLE IX OR ARTICLE XI OR AS OTHERWISE EXPLICITLY PROVIDED HEREIN OR BY THE BOARD OF MANAGERS OR IN THE APPLICABLE GRANT DOCUMENT OR AWARD AGREEMENT THEREUNDER. IN ADDITION TO THE PROVISIONS SET FORTH IN THIS AGREEMENT, THE INCENTIVE INTERESTS SHALL BE SUBJECT TO VESTING, FORFEITURE, TERMINATION AND OTHER PROVISIONS TO BE SET FORTH IN THE APPLICABLE GRANT DOCUMENT, AWARD AGREEMENT OR MANAGEMENT INCENTIVE PLAN PURSUANT TO WHICH SUCH INCENTIVE INTERESTS WERE ISSUED.
Article IV
MEMBERSHIP INTEREST
4.1Membership Interest.
(a)As of the Effective Date, the ownership interests in the Company (each, a “Membership Interest”) are evidenced by two classes of ownership interests:
(i)common interests (collectively, the “Common Interests” ); and
(ii)preferred interests designated as Class A Preferred Units (“Class A Preferred Units”) and Class A-1 Preferred Units (“Class A-1 Preferred Units” and, collectively with the Class A Preferred Units, the “Preferred Interests”) which shall have the rights, privileges and preferences as set forth on the Designation of Rights of Class A Preferred Unit (the “Class A Designation of Rights”) and the Designation of Rights of Class A-1 Preferred Units (the “Class A-1 Designation of Rights”) attached hereto as Exhibit A and Exhibit A-1, respectively.
(b)The Membership Interests shall be in such amounts as initially set forth on the Register of Members. The initial aggregate amount of Membership Interests issued and outstanding after consummation of the transactions described in Section 3.1(a) shall be 10,050,000 Membership Interests, consisting of 50,000 Class A Preferred Units, 0 Class A-1 Preferred Units, and 10,000,000 Common Interests. All Common Interests shall have identical rights in all respects as all other Common Interests except as otherwise expressly specified in this Agreement.
(c)For the avoidance of doubt, any actions taken by the Board of Managers (including amendment of this Agreement) in connection with the creation or maintenance of Incentive Interests, including (i) creating any new classes of ownership interests which may be designated as ‘Incentive Interests’ and/or (ii) modifying or canceling any existing Incentive Interests, shall not require the consent of Members pursuant to Sections 9.8 or 11.4 and shall constitute and be deemed to be a Permitted Amendment.
4.2Designation of Membership Interest. Subject to the Class A Designation of Rights and the Class A-1 Designation of Rights, the Board of Managers shall have the power to designate the ownership interests in the Company into one or more additional classes and/or series of Membership Interests, to increase the aggregate amount of Membership Interests and to fix for such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the properly approved resolution or resolutions of the Board of Managers providing for such designation, and such resolution or resolutions of the Board of Managers shall set forth such amendments to this Agreement as shall be necessary or reasonable in the sole judgment of the Board of Managers to effect such resolution and, subject to Sections 9.8 and 11.4, such amendments shall be binding upon all of the Members of the Company upon a properly adopted resolution by the Board of Managers (each such amendment to this Agreement, a “Permitted Amendment”).
4.3Issuance of Membership Interests; Register; Transfer. Subject to the Class A Designation of Rights, the Class A-1 Designation of Rights and Sections 3.2 and 9.8, the Board of Managers may issue additional Membership Interests (including Incentive Interests) from time to time in such portions of the entire interests in the Company as the Board of Managers shall properly approve, either for cash, services, Securities, property or other value, or in exchange for other Membership Interests, and at such price and upon such terms as the Board of Managers may, subject to the terms of this Agreement, determine, whose determination shall be conclusive, provided, that the Board of Managers shall not issue any additional classes of interests or other equity securities that rank senior to the Preferred Interests as to the payment of dividends and distribution of assets upon the Company’s liquidation, dissolution or winding-up (or reclassify, exchange or convert the Preferred Interests into equity interests that rank junior to the Common Interests as to the payment of dividends and distribution of assets upon the Company’s liquidation, dissolution or winding-up) except pursuant to and in accordance with Class A Designation of Rights and the Class A-1 Designation of Rights. The Board of Managers may (a) provide that a register of holders of any or all Membership Interests shall be kept and (b) may appoint one or more transfer agents and one or more registrars, all in accordance with such rules, regulations and procedures as the Board of Managers may determine, whose determination shall be conclusive.
4.4Certificates. The Company may, upon the direction of the Board of Managers, issue certificates of limited liability company interests evidencing the Membership Interests; provided, however, that, with respect to each Member, such Member’s Membership Interests shall be uncertificated unless such Member agrees to receive a certificate evidencing its Membership Interests. Each certificate, if any, evidencing its Membership Interests shall bear (or, if uncertificated, shall be deemed to bear) an appropriate legend indicating the existence of this Agreement and the restrictions on Transfer contained herein and imposed by applicable law, including a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON THE DATE OF ISSUANCE AND THE OFFER AND SALE OF THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES

SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES ARE ALSO SUBJECT TO THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF NEW GOHEALTH, LLC (THE “COMPANY”), DATED AS OF JULY 21, 2026, INCLUDING RESTRICTIONS ON TRANSFER. THE SECURITIES ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT, AND ALL HOLDERS OF SECURITIES OF THE COMPANY (WHETHER ACQUIRED UPON ISSUANCE OR TRANSFER) SHALL BE, AND BE DEEMED TO BE, A PARTY TO AND BOUND BY SUCH AGREEMENT. A COPY OF THE LIMITED LIABILITY COMPANY AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
4.5Fractional Units. Any fraction of a Membership Interest will be issued as a corresponding fractional Membership Interest computed to three (3) decimal places.
4.6Persons Bound By Membership Interests. Any Person that acquires in any manner whatsoever any interest in any Membership Interest or any other Security of the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, executed and delivered a Joinder to this Agreement, including by accepting and not returning to the Company any certificate representing such Membership Interest or other Securities delivered to such Person, shall be deemed by the acceptance of such certificate and/or the benefits of the acquisition of Membership Interests or Securities, to have agreed to be subject to and bound by all of the terms, conditions and obligations of this Agreement.
Article V
MANAGEMENT OF THE COMPANY
5.1Management and Control of the Company. The management, operation and control of the business and affairs of the Company shall be vested exclusively in the Board of Managers, except as otherwise expressly provided for in this Agreement. The Board of Managers shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company, to enter into and perform all contracts and other undertakings that it may deem necessary or advisable to carry out any and all of the objects and purposes of the Company. A Manager acting individually, however, will not have the power to bind the Company. The power and authority of the Board of Managers may be delegated by the Board of Managers to a committee of Managers, to any officer of the Company or to any other Person engaged to act on behalf of the Company.
5.2Members Shall Not Manage or Control. The Members, other than as they may act by and through the Board of Managers, shall take no part in the management of the business and affairs of the Company and shall transact no business for the Company, in each case, other than as specifically delegated by the Board of Managers.
5.3Board of Managers.
(a)A Board of Managers shall be established and shall initially consist of five (5) natural persons, in accordance with this Section 5.3. The initial Board of Managers as of the Effective Date is set forth on Schedule 5.3(a). The initial Board of Managers shall serve for a term of one (1) year, provided, that, solely with respect to the CEO Manager, if the Board of Managers has directed the Company or any of its Subsidiaries to engage a servicer in connection with the administration and performance of such entities’ obligations under any contract with any carrier set forth on Schedule 5.3(a)(iii) hereto or any Affiliate thereof (each a “Carrier”, and each such contract, a “Carrier Contract”) and such engagement has been consummated (a “Servicer Engagement”), the CEO Manager seat shall immediately cease to exist and the Board of Managers shall thereafter have four (4) Managers. Following the initial term and until an Initial Public Offering, the Board of Managers shall be elected and/or appointed, as applicable, at each annual meeting of the Members, which election and/or appointment, as applicable, may also be conducted through action by written consent pursuant to Section 6.11, and, subject to this Section 5.3, shall be comprised of:
(i)Up to three (3) individuals (each, a “Representative Manager”) designated as follows (the Member entitled to designate a Representative Manager, in such capacity, a “Designating Member”):
(1)one (1) individual designated by Blue Torch (the “Blue Torch Manager”), for so long as Blue Torch holds at least twenty-five percent (25%) of the amount of Term Loans held by Blue Torch as of the Effective Date (the “Blue Torch Specified Amount”);
(2)one (1) individual designated by PSP (the “PSP Manager”), for so long as PSP holds at least twenty-five percent (25%) of the amount of Term Loans held by PSP as of the Effective Date (the “PSP Specified Amount”); and
(3)one (1) individual designated by Redwood (the “Redwood Manager”), for so long as Redwood holds at least twenty-five percent (25%) of the amount of Term Loans held by Redwood as of the Effective Date (the “Redwood Specified Amount”, and, collectively with the Blue Torch Specified Amount and the PSP Specified Amount, each a “Specified Amount”).
(ii)One (1) independent manager (the “Independent Manager”) designated collectively by (x) Blue Torch, PSP, and Redwood (the “Major Members”) and (y) the Ad Hoc Revolving Members; provided that the initial Independent Manager shall be selected in accordance with this Section 5.3(a)(ii) as soon as practicable after the Effective Date; provided that in the event any of the Major Members ceases to be a Major Member due to such Member ceasing to own its applicable Independent Manager Specified Amount or, collectively, the Ad Hoc Revolving Members cease to hold their Independent Manager Specified Amount, the appointment of the Independent Manager, if any, shall be by agreement of each of the remaining Major Members that continues to hold its Independent Manager Specified Amount and the Ad Hoc Revolving Members; provided, that the Ad Hoc Revolving Members continue to collectively hold their Independent Manager Specified Amount, respectively; and provided, further, that:
(1)if at any time, any of Blue Torch, PSP, Redwood or, collectively, the Ad Hoc Revolving Members no longer hold at least twenty-five percent (25%) of the Term Loans held by Blue Torch, PSP, Redwood or, collectively, the Ad Hoc Revolving Members as of the Effective Date, as applicable (each, as applicable, the “Independent Manager Specified Amount”), then (i) with respect to Blue Torch, PSP or Redwood, such Member holding less than its Independent Manager Specified Amount shall no longer be deemed a Major Member for purposes of appointing the Independent Manager and (ii) with respect to the Ad Hoc Revolving Members, the Ad Hoc Revolving Members shall no longer participate in the appointment of the Independent Manager;
(2)if at any time, (i) any two (2) of Blue Torch, PSP, or Redwood no longer hold its Independent Manager Specified Amount, and (ii) collectively,

the Ad Hoc Revolving Members no longer holds its Independent Manager Specified Amount, the Independent Manager shall resign from the Board of Managers and such vacant Manager seat shall be filled by a majority of the Board of Managers until the next annual meeting and, thereafter, the Board of Managers may nominate a candidate for that Manager seat and such Manager shall be elected by an affirmative vote of the Members owning a majority of the issued and outstanding Voting Interests; and
(3)if at any time, none of Blue Torch, PSP or Redwood holds its applicable Independent Manager Specified Amount, the Ad Hoc Revolving Members shall designate the Independent Manager for so long as, collectively, the Ad Hoc Revolving Members continue to hold its Independent Manager Specified Amount, provided, that if, collectively, the Ad Hoc Revolving Members no longer hold its Independent Manager Specified Amount, such Independent Manager shall resign from the Board of Managers and such vacant Manager seat shall be filled by a majority of the Board of Managers until the next annual meeting and, thereafter, the Board of Managers may nominate a candidate for that Manager seat and such Manager shall be elected by an affirmative vote of the Members owning a majority of the issued and outstanding Voting Interests.
(iii)The then current Chief Executive Officer (the “CEO Manager”), unless a Servicer Engagement has occurred with respect to any Carrier Contract with any Carrier set forth on Schedule 5.3(a)(iii) hereto, upon which the CEO Manager seat shall cease to exist and the Board of Managers shall thereafter have four (4) Managers. The CEO Manager shall be removed automatically if such CEO Manager is no longer the Chief Executive Officer.
(b)Each Manager on the Board of Managers shall serve for a term of one (1) year and until his or her successor is elected and/or appointed, as applicable, pursuant to Section 5.3(c) or by written consent thereof pursuant to Section 6.11, or until his or her incapacity, death, removal or resignation.
(c)If at any time a Designating Member no longer has the right to designate a Representative Manager due to such Designating Member ceasing to hold its applicable Specified Amount, respectively, the Representative Manager appointed by such Designating Member shall promptly resign or otherwise shall automatically be removed without any action required from the Board of Managers in connection with such removal, and such vacant Manager seat shall be filled by a majority vote of the Board of Managers until the next annual meeting and, thereafter, the Board of Managers may nominate a candidate for that Manager seat and such Manager shall be elected by an affirmative vote of the Members owning a majority of the issued and outstanding Voting Interests. Subject to the designation thresholds set forth in Sections 5.3(a)(i)-(a)(ii), as applicable, (i) a Representative Manager may only be removed with the prior consent of the Designating Member entitled to designate such Representative Manager, and the Independent Manager may only be removed with the prior consent of the Major Members and/or the Ad Hoc Revolving Members, as applicable, entitled to appoint such Independent Manager, (ii) a Designating Member entitled to designate such Representative Manager, the Major Members and/or the Ad Hoc Revolving Members, as applicable, entitled to appoint such Manager may remove and replace the Representative Manager or the Independent Manager, as applicable, that it is entitled to appoint pursuant to this Section 5.3 at any time with or without cause by notice to the Board of Managers and the Company, and (iii) if at any time a vacancy is created or exists on the Board of Managers by reason of the incapacity, death, removal or resignation of any Manager or if a seat on the Board of Managers has not previously been filled, such vacant Manager seat(s) shall be filled, in each case until the next annual meeting of the Members or applicable written consent of the Members, as applicable, by the Designating Member entitled to designate such Representative Manager, the Major Members, Ad Hoc Revolving Members or the Board of Managers, as applicable, and thereafter the Designating Member entitled to designate such

Representative Manager, the Major Members, Ad Hoc Revolving Members or the Board of Managers, as applicable, may nominate a candidate for such Representative Manager seat, Independent Manager seat or other Manager seat, as applicable, and such Manager shall be elected by an affirmative vote of the Members owning a majority of the issued and outstanding Common Interests (excluding, for purposes of this calculation, any Incentive Interests); provided, however, that if such Manager is the CEO Manager, and a Servicer Engagement has not occurred, such CEO Manager position will remain vacant until a new Chief Executive Officer is appointed.
(d)The Ad Hoc Revolving Members shall have the right to designate one (1) individual to attend all meetings of the Board of Managers (and meetings of any committee thereof) as a non-voting observer (the “Observer”) either in-person or by telephonic, virtual or other electronic means. The initial Observer as of the Effective Date is set forth on Schedule 5.3(d). Subject to Section 5.6(c), such Observer shall be provided with written notice (email being sufficient) of all meetings of the Board (and any committees thereof) and copies of all notices, memoranda, presentations and other materials provided to the Board of Managers in the same manner and at the same time as the Managers (such notices, memoranda, presentations and other materials shall be Confidential Information subject to the restrictions set forth in Section 11.17). Such Observer shall not have the right to vote as a Manager or otherwise have any rights of a Manager. Such right to appoint an Observer, such Observer’s right to attend any meetings of the Board of Managers (or any committee thereof) and receive copies of notice, memoranda, presentations and other materials, and any other rights granted to the Observer under this Agreement (including rights to notice) shall expire without requiring any further action immediately if, collectively, the Ad Hoc Revolving Members cease to hold at least ten percent (10%) of the Membership Interests held, collectively, by the Ad Hoc Revolving Members as of the Effective Date. The Ad Hoc Revolving Members may, with written notice (email being sufficient) to the Board of Managers, appoint an alternate to attend any meeting of the Board of Managers (or meetings of any committee thereof) in the place of the designated Observer. The Observer may be removed at any time, with or without cause, by the Ad Hoc Revolving Members that appointed such Observer. The Observer may resign at any time by so notifying the Ad Hoc Revolving Members that appointed such Observer. If at any time an Observer position is vacant by reason of the incapacity, death, removal or resignation of such Observer, the vacancy shall be filled by another individual designated by the Ad Hoc Revolving Members. The Observer shall agree to be bound by the confidentiality provisions set forth in Section 11.17. Observers must be given the opportunity to participate in any meetings of the Board of Managers (or meetings of any committee thereof) in person or by telephonic, virtual or electronic means by which all persons participating in the meeting can communicate concurrently with each other. The Observer shall be entitled to reimbursement for reasonable and documented out-of-pocket expenses actually incurred (including travel for any in-person Board of Manager meetings), provided, that such reimbursement shall not exceed thirty thousand dollars ($30,000) per year if such Observer is not a full-time employee of any of the Ad Hoc Revolving Members.
(e)All Managers shall be entitled to reimbursement of their reasonable and documented out-of-pocket expenses incurred in connection with their attendance of meetings of the Board of Managers and any committees of the Board of Managers. Only the Managers who are not full-time employees of any Reorganized Debtor or the Member entitled to appoint such Manager shall be entitled to compensation in consideration for their service on the Board of Managers, which compensation, if any, shall be set by the Board of Managers from time to time.
(f)The Board of Managers may, but is not required to, select a member of the Board of Managers to serve as chairperson of the Board of Managers (the “Chairperson”). The Chairperson (who shall not be the CEO Manager) shall be elected by a majority of the Board of Managers.
(g)Any Manager may resign at any time by so notifying either (i) the Chairperson, if the Board of Managers has selected a Chairperson and such Chairperson is currently serving in such capacity or (ii) the full Board of Managers in writing; provided, the Chairperson may resign by notifying each of the other Managers in writing. Such resignation shall take effect upon receipt of such notice by the Chairperson or the Managers, as applicable, or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.
(h)The designation of an individual as a Manager or Observer shall not of itself create a right to continued membership on the Board of Managers, attendance of the meetings of the Board of Managers (or any committee thereof) or employment with the Company.
5.4Meetings of the Board of Managers. The Board of Managers shall hold regular meetings at least once during each fiscal quarter at such time and place as shall be determined by the Board of Managers. Special meetings of the Board of Managers may be called at any time by any one (1) or more Managers. Notice shall be required with respect to any meeting of the Board of Managers, and written notice of any special meetings shall specify the purpose of the special meeting. Unless waived by all of the Managers then in office in writing (before, during or after a meeting) or with respect to any Manager at such meeting, prior notice of any regular or special meeting (including reconvening a meeting following any adjournments or postponements thereof) shall be given to each Manager then in office at least one (1) day before the date of such meeting. The Observer shall receive written notice (email being sufficient) of any regular or special meetings (including reconvening a meeting following any adjournments or postponements thereof) of the Board of Managers and its committees in the same manner and at the same time as the Managers and shall receive copies of all information provided to the Board of Managers and its committees in the same manner and at the same time as the Managers, subject to the second proviso in Section 5.6(c). To the extent the Chairperson or a majority of the Managers determine in good faith that all or any portion of a meeting (or any materials relating thereto) will involve the discussion or consideration of the performance, compensation, retention, removal or replacement of any Manager in his or her capacity as an officer or employee of the Company or any of its Subsidiaries, as applicable, the Board of Managers may: (1) conduct such portion of the meeting in executive session including only the disinterested Managers; and (2) limit or withhold advance notice of such portion of the meeting and any related materials from such Manager to the extent the Board of Managers determines such limitation is necessary or advisable to preserve candid discussion, protect privileged or confidential information, or address the relevant conflict of interest; provided, that reasonably prompt notice of the occurrence of such meeting shall be given to those Managers not included in such meeting. Notice of any meeting need not be given to any Manager or Observer then in office who shall submit, either before, during or after such meeting, a signed waiver of notice. Attendance of a Manager or Observer at a meeting shall constitute a waiver of notice of such meeting, except when the Manager or Observer attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly noticed, called or convened.
5.5Quorum and Voting.
(a)No action may be taken by the Board of Managers unless a quorum is present. A quorum shall consist of the presence, in person, by electronic means or by proxy, of (i) a majority of the Managers then in office and (ii) a majority of the Representative Managers (unless there are less than three (3) Representative Managers, but at least one (1) Representative Manager, in which case at least one (1) Representative Manager shall be present). Except as otherwise set forth in this Agreement, the Board of Managers shall act by vote of a majority of the Managers; provided, that the majority must include at least a majority of the Representative Managers (unless there are less than three (3) Representative Managers but at least one (1) Representative Manager, in which case, the majority must include at least one (1) Representative Manager); provided further that, with respect to any Fundamental Matters, such majority must also include the Independent Manager. Each Manager shall have one (1) vote.
(b)Subject to Section 5.4 and Section 5.9, no Manager shall be disqualified from acting on any matter because such Manager or the Member(s) appointing such Manager is interested in the matter to be acted upon by the Board of Managers so long as all material aspects of such matter have been disclosed in reasonable detail to all Managers who are to act on such matter. Each Manager may authorize another Manager in writing to vote and act for such Manager by proxy, and such Manager holding such proxy shall be counted toward the determination of whether a quorum on the Board of Managers exists. In addition to the requirements of Section 5..5(a), any action pursuant to Section 5.9 shall require the approval of a majority of the disinterested Managers.

5.6Procedural Matters of the Board of Managers.
(a)Any action required or permitted to be taken by the Board of Managers (or any committee thereof) may be taken without a meeting if a majority of the Managers required to carry the vote at any duly convened meeting thereof consent in writing to such action; provided, that with respect to any Fundamental Matters, such majority of the Managers consenting in writing must include the Independent Manager; provided, further, that reasonably prompt notice of the taking of any such action by written consent shall be given to those Managers who have not consented in writing (provided that the effectiveness of such action shall not be dependent on the giving of such notice).
(b)The Board of Managers (and each committee thereof) shall cause to be kept a book of minutes of all of its actions by written consent and in which there shall be recorded with respect to each meeting of the Board of Managers (or any committee thereof) the time and place of such meeting, whether regular or special (and if special, how called), the names of those present and the proceedings thereof.
(c)Managers and the Observer may attend and participate, and shall be given reasonable opportunity to attend and participate, in any meeting of the Board of Managers (or any committee thereof) by electronic means as described herein, and such participation shall constitute presence in person at such meeting; provided, that the Board of Managers may, in its discretion, invite individuals who are not Managers or Observers to attend a meeting of the Board of Managers (or any committee thereof); provided, further, that the Board of Managers may exclude such Observer from access to any materials or any meeting (or portion thereof) of the Board of Managers (or meetings of any committee thereof) if the Company concludes in good faith that such exclusion is reasonably necessary to preserve attorney-client or work product privilege between the Company or any of its Affiliates and its counsel.
(d)At each meeting of the Board of Managers, the Chairperson shall preside and, in his or her absence, Managers holding a majority of the votes present may appoint any member of the Board of Managers to preside at such meeting. The secretary (or such other person as shall be designated by the Board of Managers) shall act as secretary at each meeting of the Board of Managers. In case the secretary shall be absent from any meeting of the Board of Managers, an assistant secretary shall perform the duties of secretary at such meeting or the person presiding at the meeting may appoint any person to act as secretary of the meeting.
(e)The Board of Managers may designate one or more committees to take any action that may be taken hereunder by the Board of Managers, which committees shall take actions under such procedures (not inconsistent with this Agreement) as shall be designated by it, provided, that, for the avoidance of doubt, if any Fundamental Matter is designated to a committee, such action with respect to such Fundamental Matter shall remain subject to the approval of the Independent Manager pursuant to Section 5.5(a). The composition of any committee shall be determined by a majority of the Board of Managers.
5.7Officers.
(a)All officers of the Company shall have such authority and perform such duties as may be provided in this Agreement or, to the extent not so provided, by resolution passed by the Board of Managers. The officers of the Company shall be appointed by the Board of Managers. Each officer shall be a natural person eighteen years of age or older. One person may hold more than one office. In all cases where the duties of any officer, agent, or employee are not prescribed by this Agreement, such officer, agent or employee shall follow the orders and instructions of the Chief Executive Officer unless otherwise directed by the Board of Managers. The officers, to the extent of their powers as set forth in this Agreement or as delegated to them by the Board of Managers, are agents of the Company and the actions of the officers taken in accordance with such powers shall bind the Company. The following Persons shall be admitted as officers of the Company, in the office(s) set forth opposite their respective name, as of the Effective Date:

Person	Office(s)
Vijay Kotte	Chief Executive Officer and President
Brendan Shanahan	Chief Financial Officer
Bradley Burd	Chief Legal Officer and Corporate Secretary

(b)The secretary of the Company will generally perform all the duties usually appertaining to the office of secretary of a limited liability company.
5.8Terms of Office; Resignation; Removal.
(a)Each officer shall hold office until he or she is removed in accordance with Section 5.8(c) below or his or her earlier death, disability or resignation. Any vacancy occurring in any of the officers of the Company, for any reason, shall be filled by action of the Board of Managers.
(b)Any officer may resign at any time by giving written notice to the Board of Managers. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board of Managers. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
(c)Each officer shall be subject to removal by the Board of Managers (acting by majority vote of all Managers other than the officer being considered for removal, if applicable), at any time, with or without Cause.
5.9Related Party Transactions. Neither the Company nor any of its Subsidiaries shall enter into, or amend or waive the material terms of, any transaction, agreement or arrangement (each such transaction, agreement or arrangement, a “Related Party Transaction”) with any Related Person, unless such transaction, agreement or arrangement is (i) a bona fide transaction, (ii) on arms’ length terms and (iii) if in the aggregate over five hundred thousand dollars ($500,000), approved by the Independent Manager. The foregoing approval requirement shall not apply to (w) an equity offering by the Company subject to Preemptive Rights pursuant to Section 9.8 herein, (x) an ordinary course, arms’ length commercial transaction with a Member’s portfolio company, (y) a financing by the Company needed on an urgent basis for the business (subject to compliance with Section 9.8 herein within ten (10) Business Days following closing of such financing (on the same terms and conditions with a customary notice period)) or (z) compensation and benefits (including any equity compensation or awards pursuant to a Management Incentive Plan, indemnification or expense reimbursement arrangements) provided to Managers (subject to the provisions of this Agreement), managers, officers or employees of the Company and its Subsidiaries in the ordinary course of business.
Article VI
MEMBERS AND MEETINGS
6.1Members. The name, address, class and number and type of Membership Interests of each Member are set forth on the Register of Members. Such schedule shall be amended from time to time to reflect the admission of new Members, Additional Capital Contributions of the Members, and the Transfer of Membership Interests, each as permitted by the terms of this Agreement. Absent manifest error as determined by the Board of Managers in good faith, the ownership interests recorded on the Register of Members shall be conclusive record of the outstanding Membership Interests and the record owners thereof.
6.2Admission of New Members. New Members may be admitted (i) by the Board of Managers or (ii) in accordance with the Transfer provisions contained in Article IX. Each new Member, prior to being admitted, shall (A) represent and warrant to the Company that (1) such new Member is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof and (2) the new Member is not a Competitor of the Company and will make such other representations as the Company shall deem necessary or appropriate, and (B) acknowledge that the Membership Interests are not registered under the

Securities Act, and that the Membership Interests may not be transferred or sold except pursuant to the terms of this Agreement and pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
6.3Resignation. A Member may not resign or withdraw from the Company prior to the dissolution and winding up of the Company. This Section 6.3 shall have no effect on a Member’s right to transfer Membership Interests in accordance with the terms of this Agreement.
6.4Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and, except as otherwise expressly set forth herein with respect to any specific powers, the Act. The Members shall elect the Board of Managers in accordance with Section 5.3. Except as otherwise specifically provided by this Agreement or required by the Act, no Member shall have the power to act for or on behalf of, or to bind, the Company.
6.5Meetings of Members. Meetings of the Members shall, and may only, be called by the Board of Managers. The Members may vote, approve a matter or take any action by vote of the Members at a meeting, in person or by proxy, or without a meeting by written consent of the Members pursuant to Section 6.11.
6.6Place of Meetings. The Board of Managers or a duly authorized committee thereof may designate any place, either within or outside of the State of Delaware, as the place of meeting for any annual meeting or for any special meeting of the Members; provided, the Board of Managers may also determine, whose determination shall be conclusive, to hold any annual meeting or special meeting of the Members by electronic means. If no designation is made, the place of meeting shall be the Principal Office of the Company. Members may participate in a meeting by any electronic means by which all persons participating in the meeting can communicate concurrently with each other, and any such participation in a meeting shall constitute presence in person of such Member at such meeting.
6.7Notice of Members’ Meetings.
(a)In connection with the calling of any meeting of the Members, the Board of Managers may set a record date for determining the Members entitled to vote at such meeting. Written notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called shall be delivered not less than five (5) days nor more than sixty (60) days before the date of the meeting, either personally, by email or by mail, by or at the direction of any Manager calling the meeting to each Member, whether or not such Member is entitled to vote at such meeting.
(b)Notice to Members shall be given in accordance with Section 11.3.
(c)When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.
6.8Waiver of Notice.
(a)When any notice is required to be given to any Member of the Company under the provisions of this Agreement, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.
(b)By attending a meeting, a Member:
(i)waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and
(ii)waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.

6.9Voting Interests. Each Common Interest shall be equal to one (1) vote. Class A Preferred Units shall be voting interests treated as Common Interests, on an as-converted basis, and shall vote with the Common Interests on an as-converted basis, subject to the terms and conditions set forth in the Class A Designation of Rights. Class A-1 Preferred Units (if and when issued) shall not be entitled to vote except as expressly provided otherwise, including as set forth in the Class A-1 Designation of Rights. Incentive Interests (if and when issued) shall not be entitled to vote. Except as expressly provided otherwise in this Agreement, including the Class A Designation of Rights and the Class A-1 Designation of Rights, the “Voting Interest” of each Member shall be equal to the Percentage Ownership of Common Interests owned by such Members (excluding, for purposes of this calculation, any Incentive Interests and, with respect to the Members holding Class A Preferred Units who are entitled to vote together with the holders of Common Interests, on an as-converted basis in accordance with the Class A Designation of Rights ).
6.10Quorum; Vote Required. The presence at a meeting, in person or by proxy, of Members owning a majority of the outstanding Voting Interests (and, with respect to actions solely concerning the Class A Preferred Units or the Class A-1 Preferred Units, Members owning the requisite percentage of the Class A Preferred Units or the Class A-1 Preferred Units, as applicable, as set forth in the Class A Designation of Rights and the Class A-1 Designation of Rights, respectively) entitled to vote on the subject matter of the meeting at the time of the action taken constitutes a quorum for the transaction of business required. When a quorum is present, the affirmative vote, in person or by proxy, of Members owning a majority of the Voting Interests entitled to vote on the subject matter shall be the act of the Members, unless the vote of a greater proportion or number or voting by classes is required by the Act or by this Agreement. If a quorum is not represented at any meeting of the Members, such meeting may be adjourned to a period not to exceed sixty (60) days at any one adjournment.
6.11Action by Written Consent of Members. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members holding not less than the minimum number of Voting Interests that would be necessary to approve the action pursuant to the terms of this Agreement, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent shall a meeting of Members be required to be called or notice required to be given prior to such action; provided, however, a copy of the action taken by written consent shall be with the records of the Company maintained at the Principal Office. Reasonably prompt notice of the taking of any action taken without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of Members to take the action were obtained; provided, however, that the effectiveness of such action is not dependent on the giving of such notice. Written consent by the Members pursuant to this Section 6.11 shall have the same force and effect as a vote of such Members taken at a duly held meeting of the Members and may be stated as such in any document.
6.12Voting by Ballot. Voting on any question or in any election may be by voice vote unless the presiding officer shall order or any Member shall demand that voting be by ballot.
6.13No Cumulative Voting. No Member shall be entitled to cumulative voting in any circumstance.

Article VII
EXCULPATION; INDEMNIFICATION; LIABILITY; OPPORTUNITY
7.1Exculpation.
(a)No Manager, officer, “authorized person” (within the meaning of the Act) or Member, in any way, guarantees or shall be liable for the return of any Members’ capital contributions or a profit for the Members from the operations of the Company. To the fullest extent permitted by law (including Section 18-1101 of the Act), none of (i) the Managers or any “authorized person” (within the meaning of the Act), (ii) the Members (including each Member appointing, and each Investment Manager directing the appointment of, a Manager, whether in its capacity as such appointing Member, Investment Manager, or otherwise and each Fund Indemnitor related to or affiliated with such Member, Manager, and/or Investment Manager), or (iii) any of the Managers’, authorized persons’ or the Members’ respective Affiliates, Investment Managers, or any of their respective officers, directors, employees, partners, members, managers, advisors, representatives, agents or equityholders (each, a “Protected Person”) will be liable to the Company, any Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement for any loss or damage sustained by the Company, any Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement except as specifically provided to the contrary in the immediately following sentence. None of the Protected Persons shall be liable to the Company, its Members, its Managers or any other Persons that are a party to or are otherwise bound by this Agreement for any loss or damage resulting from any act or omission taken or suffered by such Protected Person in connection with the conduct of the affairs of the Company or otherwise in connection with this Agreement or the matters contemplated hereby, unless such loss or damage is incurred by reason of such Protected Person’s acts or omissions that constitute a bad faith violation of the implied contractual covenant of good faith and fair dealing or that otherwise violate the express terms of this Agreement. Any Protected Person or officer may consult with legal counsel, accountants, advisors or other similar persons with respect to the Company’s affairs and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accord with the opinion or advice of such persons; provided, however, such legal counsel, accountants, advisors or other similar persons shall have been selected in good faith. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.
(b)None of the Members, by reason of their execution of this Agreement or a Joinder to this Agreement or their status as Members or equity holders of the Company shall be responsible or liable for any Indebtedness, liability or obligation of any other Member incurred either before or after the execution of this Agreement.
7.2Indemnification.
(a)To the fullest extent permitted by applicable law (including the Act), the Company shall indemnify and hold harmless each of the Protected Persons and each officer of the Company and each officer, director or manager of its Subsidiaries (each, an “Indemnitee”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Damages”), that are actually and reasonably incurred by any Indemnitee, and arise out of, are related to, or are in connection with (i) the affairs or operations of the Company or the performance by such Indemnitee of any of the Indemnitee’s responsibilities hereunder and (ii) the service at the request of the Company, or any actions taken prior to the Effective Date in connection with service to the Company, by such Indemnitee as a partner, member, manager, director, “authorized person” (within the meaning of the Act), officer, trustee, employee or agent of any other Person; provided, however, that the Indemnitee (A) acted in good faith and, to the extent such Indemnitee is an officer, consultant or employee of the Company or its Subsidiaries, in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, (B) did not violate any applicable fiduciary duties and (C) with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnitee’s conduct was unlawful. The indemnification obligations of the Company pursuant to this Section 7.2 shall be satisfied from and limited to the Company’s assets and no Member shall have any personal liability on account thereof.
(b)The Company shall pay reasonable, documented expenses incurred by any Indemnitee in defending any action, suit or proceeding described in subsection (a) of this Section 7.2 in advance of the final disposition of such action, suit or proceeding, as such Damages are incurred; provided, however, that any such advance shall only be made if such Indemnitee provides written affirmation to repay such advance if it shall ultimately be determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Section 7.2.
(c)Certain Indemnitees that are directors, officers, employees, stockholders, partners, limited partners, members, equityholders, managers, or advisors of any Member or any of such Member’s Affiliates (each such Person, a “Fund Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of such Member and/or its Affiliates (collectively, the “Fund Indemnitors”). Notwithstanding anything to the contrary in this Agreement or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Fund Indemnitee are primary and any obligation of the Fund Indemnitors to advance Damages or to provide indemnification for such Damages incurred by each Fund Indemnitee is secondary), (ii) the Company shall be required to advance the full amount of Damages incurred by each Fund Indemnitee and will be liable for the full amount of all such Damages paid in settlement to the extent legally permitted and as required by this Agreement, without regard to any rights each Fund Indemnitee may have against the Fund Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by the Fund Indemnitors on behalf of a Fund Indemnitee with respect to any claim for which such Fund Indemnitee has sought indemnification or advancement of Damages from the Company shall affect the foregoing and the Fund Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Indemnitee against the Company. The Fund Indemnitors are express third party beneficiaries of the terms of this Section 7.2(c).
(d)Without limiting Section 7.2(c), the indemnification provided by this Section 7.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Board of Managers or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7.2 shall continue as to an Indemnitee who has ceased to be a Member, Manager or officer (or other Person indemnified hereunder) and shall inure to the benefit of the successors, executors, administrators, legatees and distributees of such Person.
(e)The provisions of this Section 7.2 shall be a contract between the Company, on the one hand, and each Indemnitee who served at any time while this Section 7.2 is in effect in any capacity entitling such Indemnitee to indemnification hereunder, on the other hand, pursuant to which the Company and each such Indemnitee intend to be legally bound. No repeal or modification of this Section 7.2 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.
(f)The Company may enter into indemnity contracts with Indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 7.2 hereof and containing such other procedures regarding indemnification as are appropriate. For the avoidance of doubt, each of the Managers shall be entitled to receive indemnity contracts with the Company on terms no less favorable than any other indemnity contract entered into between the Company (or any of its Subsidiaries) and any other Manager.
7.3Liability; Duties.
(a)Except as otherwise expressly required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, officer nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an officer, Member or acting as a Manager of the Company.

(b)To the fullest extent permitted by law (including Section 18-1101(c) of the Act), and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provision of law or equity or otherwise, the parties hereto hereby agree that any duties (including fiduciary duties) of a Member or Manager owed to the Company, the Members or any other Person (whether bound by this Agreement or otherwise), other than with respect to such Members and Managers that are employees, consultants or officers of the Company, are hereby waived and eliminated; provided, however, that the foregoing shall not (i) eliminate the implied contractual covenant of good faith and fair dealing and (ii) apply to employees or officers of the Company or its Subsidiaries. Notwithstanding any other provision of this Agreement (but subject to the provisos in the first sentence of this Section 7.3(b)) or otherwise applicable provision of law or equity, whenever in this Agreement, any Member or Manager (but not the officers of the Company, in their capacity as such) is permitted or required to take any action or make any decision, such Member or Manager shall be entitled to consider only such interests and factors as he, she or it desires, including exclusively his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, the Subsidiaries, any Member or any other Person, and shall be entitled to act in a manner adverse to the Company, the Subsidiaries, the Members and any other Person.
(c)The officers of the Company, in their capacity as such (including, for the avoidance of doubt, the CEO Manager in his or her capacity as Chief Executive Officer), shall have fiduciary duties identical to those of officers of business corporations organized under the General Corporation Law of the State of Delaware.
(d)The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Person to the Company, any Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace such other duties and liabilities of such Person.
(e)The Members acknowledge and agree that the foregoing is intended to comply with the provisions of the Act (including Section 18-1101 of the Act) permitting members and managers of a limited liability company to eliminate fiduciary duties of Members and certain Managers to the fullest extent permitted under the Act.
7.4Insurance. The Company shall purchase and maintain insurance, on behalf of such Indemnitees, and may purchase and maintain insurance on behalf of the Company, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such Indemnitees, and in such amounts, as the Board of Managers reasonably determines are customary for similarly-situated businesses such as the Company and its Subsidiaries, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
7.5Limited Liability Company Opportunity.
(a)Each Member and the Company acknowledges and affirms that the Members (and their owners, affiliated funds and Affiliates) may have, and may continue to participate in, directly or indirectly, investments in assets and businesses which are, or will be, suitable for the Company or competitive with the Company’s business.
(b)Each Member, individually and on behalf of the Company, expressly (i) waives any conflicts of interest or potential conflicts of interest that exist or arise as a result of any such investments and agrees that no Member nor any Protected Person shall have liability to any Member or any Affiliate thereof, or the Company with respect to any such conflicts of interest or potential conflicts of interest, only as such conflicts of interest or potential conflicts of interest do not arise from business opportunities that are sourced or developed by the Company in the ordinary course, (ii) acknowledges and agrees that no Member nor any Protected Person will have any duty (A) to disclose to the Company or any other Member any such business opportunities (except as may be required or necessary with respect to Section 5.5(b)) or (B) not to pursue any such business opportunities, in each case, whether or not competitive with the Company’s business and whether or not the Company might be interested in such business opportunity for itself unless if such business opportunity is sourced or developed by the Company in the ordinary course (except to the extent that such Protected Person is a Manager, officer or employee of the Company or any of its Subsidiaries), (iii) agrees that the terms of this Section 7.5 to the extent that they modify or limit a duty or other obligation (including fiduciary duties), if any, that a Member or other Protected Person may have to the Company or any other Member under the Act or other applicable law, rule or regulation, are reasonable in form, scope and content, and (iv) waives to the fullest extent permitted by the Act any duty or other obligation, if any, that a Member or other Protected Person may have to the Company or another Member, pursuant to the Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 7.5.
Article VIII
ACCOUNTING; FINANCIAL AND TAX MATTERS
8.1Books and Records; Reports.
(a)The books and records of the Company will be maintained at the Company’s Principal Office.
(b)The Board of Managers shall maintain or cause to be maintained a system of accounting established and administered in accordance with the accrual method of accounting or as shall be required by GAAP, and shall set aside on the books of the Company or otherwise record all such proper reserves pursuant to the accrual method of accounting or as shall be required by GAAP.
(c)As soon as reasonably practicable after the close of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2026, but in any event not later than 120 days (or, in the case of the fiscal year ending December 31, 2026, 150 days) after the end of each fiscal year of the Company, the Company shall provide (including by making available on a secure online data site) to each Member (other than to any Member that is a Competitor of the Company) a copy of the audited consolidated financial statements of the Company and its Subsidiaries (including a balance sheet, statement of income and statement of cash flows) as of the end of such year, setting forth in comparative form the figures for the previous year, all in reasonable detail and prepared in accordance with GAAP and accompanied by (i) a report and opinion of an independent registered public accounting firm of nationally recognized standing, and (ii) a customary management discussion and analysis of the financial performance of the Company and its Subsidiaries.
(d)As soon as reasonably practicable, and on such periodic basis as provided therein, the Company shall provide (including by making available on a secure online data site) to each Member (other than to any Member that is a Competitor of the Company) any other reporting delivered to the Administrative Agent (as defined in the Exit Credit Agreement) (for further distribution by the Administrative Agent to the Lenders) under the Exit Credit Agreement.
(e)The Company shall make the information and reports to be provided pursuant to Sections 8.1(c) and 8.1(d) available (including by making available on an online data site) to the Members and any potential transferees of a Member’s Membership Interests, in each case, subject to such potential transferee entering into a customary non-disclosure agreement with the Company (including on a click-through basis), in each case, other than to any Member or potential transferee that is a Competitor of the Company.
(f)Notwithstanding the foregoing, no financial information required to be furnished pursuant to Sections 8.1(c) and 8.1(d) shall be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.
(g)Promptly upon learning of the occurrence of any of the following events, the Company shall deliver to the Members written notice describing the same and the steps being taken by the Company to cure or resolve such event: (i) the occurrence of an “event of default” under any applicable credit agreement; and (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to the Company.
(h)On a periodic basis, the Company shall furnish to the Members financial or other information of the Company expressly provided to or required to be provided to the lenders under the Exit Credit Agreement or any other debt facility, replacement or otherwise.
(i)Members shall also be provided the opportunity to attend a quarterly conference call with management. The Company shall provide Members with seven (7) days prior written notice of such quarterly conference calls.
(j)The Company shall furnish to a Member, upon reasonable request, any information reasonably required by such Member in connection with its public reporting obligations, to the extent such information is reasonably available to the Company.
8.2Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting purposes shall end on December 31. The taxable year of the Company for federal, state and local income tax purposes shall end on December 31 unless another date is required by the Code.
8.3Bank and Investment Accounts. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board of Managers, in such checking, savings or other accounts, or held in its name in the form of such other investments, as shall be designated by the Board of Managers. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers of the Company as the Board of Managers may designate.
8.4Tax Election. The Company shall file an entity classification election with the Internal Revenue Service electing to be classified as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date it became a limited liability company. Except in connection with an amendment of this Agreement pursuant to Section 11.6, neither the Company nor any Member shall take any action or make any election inconsistent with such classification. All provisions of this Agreement shall be construed so as to preserve the Company’s U.S. federal income tax status as a corporation.
8.5Tax Returns. The Board of Managers shall prepare or cause to be prepared all income and other tax returns of the Company and shall cause the same to be filed in a timely manner (including extensions). The Company shall furnish to a Member, upon reasonable request, any information reasonably required by such Member in connection with its tax reporting obligations, to the extent such information is reasonably available to the Company.
Article IX
TRANSFERS OF MEMBERSHIP INTERESTS; RIGHT OF FIRST OFFER; DRAG-ALONG RIGHT; PREEMPTIVE RIGHTS
9.1Limitation on Transfer.
(a)The Members shall not Transfer any Membership Interests except in accordance with the provisions of this Agreement (including the Class A Designation of Rights and the Class A-1 Designation of Rights). Any attempt to Transfer any Membership Interests in violation of the provisions of this Article IX shall be null and void ab initio and the Company shall not register or effect any such Transfer. For the avoidance of doubt, any Transfer pursuant to Sections 9.2, 9.3 or 9.4 shall not be prohibited by this Section 9.1(a).
(b)No Transfer contemplated by this Article IX shall be permitted (i) if, as a result of such Transfer, the Company would be subject to reporting obligations under the Exchange Act or otherwise required to make any filing with the Commission, unless such Transfer occurs after the effective date of an Initial Public Offering, (ii) to a Competitor of the Company or any Competitor’s Affiliates (except in connection with a transaction that is a Drag-Along Sale) or (iii) if, as a result of such Transfer, an indirect Transfer in the Membership Interests occurs; provided, that transfers the ordinary course of limited partnership interests or other equity interests in a Member shall not be deemed to be prohibited by this clause (b)(iii)). The Company may institute legal proceedings to force rescission of a Transfer prohibited by this Section 9.1 and to seek any other remedy available to it at law, in equity or otherwise, including an injunction prohibiting any such Transfer.
(c)The Board of Managers shall have the power to determine all matters related to this Section 9.1, including matters reasonably necessary to administer or to determine compliance with this Section 9.1, and, absent actual fraud, bad faith, manifest error or self-dealing, the determinations of the Board of Managers shall be final and binding on the Company and the Members and any proposed transferee.
(d)The Members shall not, directly or indirectly, Transfer any Incentive Interests or permit any Incentive Interests to be subject to any liens, restrictions, claims, garnishments, or encumbrances, except those restrictions arising under applicable securities laws and this Agreement or with the prior written consent of the Board of Managers, and any attempt to Transfer any Incentive Interests or subject any Incentive Interests to any such liens, restrictions, claims, garnishments, or encumbrances without the prior written consent of the Board of Managers shall be null and void ab initio and the Company shall not register or effect any such Transfer.
9.2Permitted Transfers.
(a)Without compliance with Sections 9.3 and 9.9: (i) a Member may Transfer its Common Interests or any portion thereof to any Affiliate of such Member, for the avoidance of doubt, without the consent of the Board of Managers, (ii) a Member may Transfer his or her Membership Interests or any portion thereof to any Family Member (or a Family Member of such Member’s spouse, parent or sibling), a company, partnership or a trust established for the benefit of any of the foregoing or any personal representative, estate or executor under any will of such Member or pursuant to the laws of intestate succession, and (iii) a Member may Transfer his or her Common Interests or any portion thereof with the consent of the Board of Managers; provided, however, that, in each case, such Transfer is made in accordance with the applicable provisions of Section 9.1(b) and Section 9.5.
(b)The Persons to whom Members may Transfer their Membership Interests or any portion thereof pursuant to this Section 9.2 are referred to hereinafter as “Permitted Transferees”.
9.3Right of First Offer.
(a)Except in a transaction pursuant to which Section 9.2 applies, if at any time a Member (the “Selling ROFO Member”) wishes to Transfer all or any portion of such Member’s Common Interests to any Person (such Person, excluding any Permitted Transferee, a “Third Party Purchaser”), such Selling ROFO Member shall first offer such Common Interests that are proposed to be Transferred by sending written notice (the “Offer Notice”) in the form attached hereto as Exhibit B, to the Company for transmittal to each of the other Members that holds at least nineteen percent (19%) of the then outstanding Common Interests (each, a “ROFO Member”), offering the ROFO Members the right to purchase all, but not less than all, of the offered Common Interests. Such Offer Notice shall specify, (i) the name and address of the proposed purchaser of the Common Interests, (ii) the number of Common Interests such Selling ROFO Member proposes to Transfer (the “Offered Interests”), (iii) the proposed amount and consideration (which consideration shall be exclusively cash) and terms and conditions of payment (the “Offer Sale Price”) and (iv) all other material terms and conditions of the proposed Transfer.
(b)Each ROFO Member shall have a period of ten (10) Business Days following the receipt of the Offer Notice (the “ROFO Evaluation Period”) to accept the Selling ROFO Member’s offer by delivering written notice (the “Offer Purchase Notice”) to the Selling ROFO Member agreeing to purchase the Offered Interests on the terms and subject to the conditions set forth in the Offer Notice (including the same price and with the same amount of consideration), which Offer Purchase Notice shall include: (i) such ROFO Member’s election and agreement to purchase the number of Offered Interests up to such ROFO Member’s entire Percentage Ownership of Offered Interests (each, a “Base Participating ROFO Member”), (ii) if such ROFO Member has elected to purchase its entire Percentage Ownership of Offered Interests, then, in such ROFO Member’s sole discretion, such ROFO Member’s election and agreement to purchase up to its entire Percentage Ownership of the Offered Interests not subscribed for by other ROFO Members and (iii) if such ROFO Member has elected to purchase its entire Percentage Ownership of Offered Interests and its entire Percentage Ownership of the Offered Interests not subscribed for by other ROFO Members (each, an “Extra Participating ROFO Member” and together with the Base Participating ROFO Members, the “Participating ROFO Members”), the number of remaining Offered Interests not purchased by other ROFO Members (the “Excess ROFO Portion”). During the ROFO Evaluation Period (but not after the end of such period), the offer to purchase by the Participating ROFO Members and the offer to sell by the Selling ROFO Member shall, in each case, be revocable; provided, however, that if the Selling ROFO Member revokes its offer to sell its Common Interests included in its Offer Notice, such Selling ROFO Member shall not be entitled to deliver a subsequent Offer Notice pursuant to Section 9.3(a) for thirty (30) days following the end of the ROFO Evaluation Period. If more than one Extra Participating ROFO Member wishes to exercise its right to purchase all of the Excess ROFO Portion, each such Extra Participating ROFO Member shall only have the right to purchase Offered Interests with respect to such Excess ROFO Portion equal to the ratio of (i) the number of Offered Interests then held by such Extra Participating ROFO Member to (ii) the total number of Offered Interests held by all Extra Participating ROFO Members wishing to so exercise.
(c)During the ROFO Evaluation Period the Company shall not provide or discuss any Offer Purchase Notice with any Member; provided, however, that the Company may discuss an Offer Purchase Notice with the Participating ROFO Member who delivered such Offer Purchase Notice or any ROFO Member. The Company shall notify (the “Final Offer Notice”) the Selling ROFO Member, and each Participating ROFO Member within three (3) Business Days following the expiration of the ROFO Evaluation Period of the number of Offered Interests which such Participating ROFO Member has agreed to purchase pursuant to this Section 9.3. Subject to the parties agreeing to a mutually acceptable definitive transfer agreement in accordance with Section 9.3(e), the Participating ROFO Members and the Selling ROFO Member shall consummate the transaction contemplated by the Offer Notice within thirty (30) days after receipt of the Final Offer Notice. At such closing, the Selling ROFO Member shall deliver to each Participating ROFO Member the Offered Interests, including certificates (if any) representing the Offered Interests. Each Participating ROFO Member shall, at the closing, deliver to the Selling ROFO Member payment in full in immediately available funds for the Offered Interests purchased by it; it being further agreed that no portion of the purchase price shall be subject to any escrow or holdback unless otherwise contemplated by the Offer Notice. At such closing, all the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.
(d)If no Offer Purchase Notice has been timely delivered under Section 9.3(b), if the ROFO Members have not agreed to purchase all of the Offered Interests pursuant to the terms and conditions in the Offer Notice, or if the ROFO Members have failed to purchase all of the Offered Interests pursuant to the terms and conditions in this Section 9.3 (other than due to a breach of this Agreement by the Selling ROFO Member), the Selling ROFO Member shall be permitted to Transfer the Offered Interests on the terms and conditions that are not materially more favorable to the purchaser than those set forth in the Offer Notice and for a purchase price in cash, net of commissions or similar expenses, that is no lower than the Offer Sale Price (a “Third Party Sale”); provided, however, that such Third Party Sale is consummated within thirty (30) days after the earlier to occur of (i) the waiver by all of the ROFO Members of their option to purchase the Offered Interests and (ii) the expiration of the ROFO Evaluation Period. If such Third Party Sale is not consummated within such thirty (30) day period for any reason, then the restrictions provided for in this Section 9.3 shall again become effective, and no Transfer of Common Interests may be made thereafter by the Selling ROFO Member without again offering the same to the ROFO Members in accordance with this Section 9.3.
(e)At the closing contemplated by Section 9.3(c) above, the Selling ROFO Member shall provide representations, warranties, covenants and indemnities in its individual capacity in connection with such transaction, and such representations, warranties, covenants and indemnifications shall be limited to customary fundamental representations and warranties of (i) its brokers and finders, (ii) title to its Offered Interests, free and clear of all liens, claims and encumbrances (other than those arising under applicable securities laws and this Agreement), (iii) its authority, power and right to enter into and consummate the transaction without violating any other material agreement or applicable law, (iv) its power and right to enter into and consummate the transaction without the consent of a Governmental Authority or Person and (v) the absence of any required consents for it to enter into and consummate the transaction and the absence of any registration requirements in connection therewith. The Selling ROFO Member’s liability under the definitive transfer agreement with respect to such transaction will not exceed the total purchase price received by the Selling ROFO Member in such transaction except for liability resulting from fraud or knowing and willful breach. In no event shall any Affiliate (other than any Affiliate of such Selling ROFO Member which Affiliate itself is Transferring Common Interests in such transaction) of such Selling ROFO Member be liable under such transaction, in any respect.
(f)Upon the delivery of any Offer Notice, if requested by any Manager, the Company shall inform such Manager if the Company believes such Manager possesses material non-public information regarding the Company. At the request of such Third Party Purchaser, the Company and the Third Party Purchaser may enter into a confidentiality agreement pursuant to which the Company will disclose to the Third Party Purchaser certain material non-public information as may be reasonably necessary in connection with the purchase of such Offered Interests, in each case, without any cleansing provision.
9.4Drag-Along Right.
(a)If (i) a Member or group of Members holding at least a majority of the then outstanding Common Interests (on a fully-diluted basis and excluding, for purposes of this calculation, any Preferred Interests (including on an as-converted basis) and Incentive Interests) (such Member or group of Members, the “Selling Members”) proposes to sell, in one or a series of related transactions, all of the issued and outstanding Common Interests (on a fully-diluted basis and excluding, for purposes of this calculation, any Preferred Interests (including on an as-converted basis) and Incentive Interests) held by the Selling Members to an Independent Third Party or a group of Independent Third Parties or (ii) the Selling Members or a majority of the Board of Managers, after ratification by the Selling Members, approves a Sale of the Company (an “Approved Sale”, and any such Approved Sale or other transaction described in this clause (a), a “Drag-Along Sale”), then the Selling Members or the Board of Managers, as applicable, shall have the right to require all other Members (collectively, the “Dragged Members”) to sell all of their Common Interests pursuant to such Drag-Along Sale on the same terms (including price and form of consideration) as the Selling Members.
(b)Such right shall be exercisable by written notice (a “Drag-Along Notice”) given to each Dragged Member. The Drag-Along Notice shall state (i) that the Selling Members propose to effect the sale of all of the Common Interests of every Member of the Company or a Sale of the Company, as applicable, to an Independent Third Party, (ii) the name of the Independent Third Party, and (iii) all material terms of the Drag-Along Sale, including the purchase price the Independent Third Party is paying for all of the Common Interests or for the Sale of the Company, and shall attach a copy of any definitive agreements between or among such Selling Members, the Company and the other parties to such transaction. Each Dragged Member agrees that, subject to the terms and conditions set forth in this Section 9.4, upon receipt of a Drag-Along Notice, each such Dragged Member shall be obligated to sell its respective Common Interests to such Independent Third Party for the purchase price set forth in the Drag-Along Notice and upon the other terms and conditions of such transaction set forth in the Drag-Along Notice (and otherwise take all reasonably necessary actions as are reasonably requested by the Selling Members or the Board of Managers, as applicable, to cause consummation of the proposed Drag-Along Sale, including voting such Common Interests in favor of such transaction). In the event of an Approved Sale, distributions of consideration to the Members shall be made in accordance with the provisions of Section 3.4 and, subject to the terms and conditions set forth in this Section 9.4, each Member agrees to, at the direction of the Selling Members or the Board of Managers, as applicable, include its Membership Interests (pro rata calculated based on the Membership Interests to be sold divided by the aggregate outstanding Membership Interests) in such Approved Sale and vote in favor thereof and will use its reasonable best efforts to cooperate in the Approved Sale and will take all necessary and desirable actions in connection with the consummation of the Approved Sale on the same terms (including price and form of consideration) and conditions applicable to the Selling Members (as applicable) as are reasonably requested by the Selling Members or the Board of Managers, as applicable, including by waiving any appraisal or similar rights with respect to the Approved Sale and executing any action by written consent of the Members.
(c)The closing with respect to any Drag-Along Sale pursuant to this Section 9.4 shall be held as soon as practicable but in any event within nine (9) months of the date the Drag-Along Notice is delivered to the Dragged Members (the “Drag-Along Outside Date”). Consummation of the Transfer of Common Interests by any Dragged Member to the Independent Third Party in a Drag-Along Sale (i) shall be conditioned upon consummation of the Transfer by each other Member to such Independent Third Party of the Common Interests proposed to be Transferred by the Selling Members and (ii) may be effected by a Transfer of such Common Interests or the merger, recapitalization, consolidation, restructuring, other combination of the Company with or into the Independent Third Party or its Affiliate or any other transaction that would result in a Sale of the Company, in one or a series of related transactions. If the proposed Transfer with respect to the applicable Common Interests subject to the Drag-Along Notice does not occur prior to the Drag-Along Outside Date, such Selling Members shall be deemed to have forfeited their rights to require the other Members to sell their Common Interests to such Independent Third Party in connection with such proposed Drag-Along Sale. Promptly following a decision not to pursue or consummate a Drag-Along Sale for which a Drag-Along Notice has previously been delivered, the Selling Members, or the Company on the Selling Members’ behalf, shall notify the Dragged Members in writing of such decision.
(d)The Selling Members shall arrange for the payment of cash (by wire transfer of immediately available funds to the respective accounts designated in writing by each of the Dragged Members), securities or any other form of consideration in connection with any Drag-Along Sale directly by the Independent Third Party to each Dragged Member, upon delivery of an appropriate assignment in form and substance reasonably satisfactory to the Independent Third Party, which assignment shall be made free and clear of all liens, claims and encumbrances, except as provided by this Agreement or as otherwise agreed to by such Independent Third Party. In connection with any Drag-Along Sale, each Dragged Member shall execute the same purchase agreement as the Selling Members in connection with the Drag-Along Sale; provided, however, that (i) a Dragged Member shall not be required to make representations and warranties other than with respect to its title to and ownership of the Common Interests being sold by it, authorization, no conflicts and no brokers, and (ii) a Dragged Member (other than any Dragged Member that is an officer, individual consultant (including through an entity with a sole member) or employee of the Company or its Subsidiaries) shall not be subject to any non-compete, non-solicit, non-hire or any other restrictive covenants (except for customary confidentiality covenants that are agreed to by the Selling Members) and shall not be required to enter into any non-competition, non-solicitation or any other restrictive covenant agreement in connection with such Drag-Along Sale; provided, further, that (x) any indemnities in the applicable purchase agreement shall be made by each of the Selling Members and the Dragged Members on a several basis (and not jointly), (y) any indemnification obligations of the Members shall be pro rata based on the net proceeds received by each Member, in the case of each Dragged Member, in an amount not to exceed the net proceeds received by such Dragged Member in the Drag-Along Sale, and (z) any indemnification obligations that relates solely to a particular Member’s breach of the representations and warranties given by such Member regarding such Member’s title to its Common Interests, authorization, no consent and no broker shall be the sole responsibility of such Member. Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company, the Selling Members and the Dragged Members in connection with a Drag-Along Sale shall be borne by the Company or, solely to the extent incurred for the benefit of all Members and not otherwise borne by the Company, shall be borne by the Members on a pro rata basis based on the net proceeds received by each Member in such Drag-Along Sale.
9.5Condition to Transfers. In addition to all other terms and conditions contained in this Agreement, no Transfers permitted under this Article IX (excluding Transfers pursuant to Section 9.4)

shall be completed or effective unless each of the following has been satisfied or waived by the Board of Managers on the date of such Transfer:
(a)Neither the proposed transferee nor any of its Affiliates shall be a Competitor of the Company. No Transfer (i) may violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or the Membership Interests to be Transferred, (ii) impose liability or reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any court or Governmental Authority anywhere, other than the states, courts and Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction, (iii) individually or together with other concurrently proposed Transfers, cause the Company to be regarded as an “investment company” under the Investment Company Act of 1940, as amended or (iv) cause an Event of Dissolution (clauses (i)-(iv), the “Transfer Conditions”).
(b)Other than with respect to Transfers by a Member to an Affiliate of such Member, the Member making such Transfer shall have provided to the Company (i) at least five (5) Business Days’ prior notice of such Transfer, (ii) a certificate of the Member making such Transfer, delivered with such notice, containing a statement that such Transfer is permitted under this Article IX, which notice of Transfer shall be in substantially the form attached hereto as Exhibit C-1 and (iii) such other information or documents as may be reasonably requested by the Company in order to demonstrate the foregoing. A Member making a Transfer to an Affiliate of such Member shall notify the Company of such Transfer promptly and in any event within five (5) Business Days after consummation of such Transfer, which notice of Transfer shall be in substantially the form attached hereto as Exhibit C-2.
(c)The transferee of such Membership Interests shall have executed and delivered to the Company a Joinder, in substantially the form attached hereto as Exhibit D, by which it shall become a party to and be bound by the applicable terms and provisions of this Agreement.
(d)Other than with respect to Transfers by a Member to an Affiliate of such Member, if requested by the Board of Managers in its reasonable judgment acting in good faith within the five (5) Business Day period referenced in clause (b) above, the Company shall have received the opinion of counsel to the Member making such Transfer, at the expense of the Member making such Transfer, reasonably satisfactory in form and substance to the Board of Managers, to the effect that such Transfer abides by each of the Transfer Conditions.
9.6Effect of Transfer. Upon the close of business on the effective date of any Transfer of Membership Interests (the “Effective Transfer Time”) in accordance with the provisions of this Agreement, (a) the Transferee that is not already a Member shall be admitted as a Member and for purposes of this Agreement such transferee shall be deemed a Member, and (b) the Transferred Membership Interests shall continue to be subject to all the provisions of this Agreement. Unless the transferor and Transferee otherwise agree in writing and give written notice of such agreement to the Company at least seven (7) days prior to such Effective Transfer Time, all distributions declared to be payable to the transferor at or prior to such Effective Transfer Time shall be made to the transferor. No Transfer shall relieve the transferor (or any of its Affiliates) of any of their obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.
9.7Tolling. All time periods specified in this Article IX are subject to reasonable extension for the purpose of complying with requirements of law or regulation as determined by the Board of Managers.
9.8Preemptive Rights.
(a)Between the Effective Date and the date of consummation of an Initial Public Offering, if the Company (or a Subsidiary of the Company) shall propose to issue and sell any equity Securities (including Membership Interests), any indebtedness convertible into or exchangeable for any equity Securities of the Company (or a Subsidiary of the Company) (including any Membership Interests), or any other equity-linked Securities or equity-linked indebtedness (collectively, the “New Equity Securities”), or enter into any contracts relating to the issuance or sale of any New Equity Securities to any Person (the “Subject Purchaser”), in each case, other than with respect to Excluded Issuances, each Preemptive Rightholder shall have the right (a “Preemptive Right”) to purchase such Preemptive Rightholder’s pro rata portion (based on ownership of Common Interests (for the avoidance of doubt, excluding any Incentive Interests) and determined without regard to Members who are not Preemptive Rightholders) of the New Equity Securities at the same price and on the same other terms proposed to be issued and/or sold (the “Proportionate Percentage”); provided, however, that such Member shall be permitted to assign to an Affiliate of such Member its Preemptive Right to purchase (or otherwise participate with respect to) such Member’s Proportionate Percentage of the New Equity Securities so long as (x) such Affiliate, if it is not a Member, executes and delivers a Joinder to this Agreement in connection with and as a condition to exercise of a Preemptive Right assigned to it and (y) such assignment of the Preemptive Right complies with Sections 9.1(b) and 9.5(d) as if such assignment of the Preemptive Right were a “Transfer”. The Company shall offer to sell to any such Preemptive Rightholder (A) its Proportionate Percentage of such New Equity Securities (the “Offered Securities”) and (B) other than with respect to a sale of New Equity Securities pursuant to Section 9.8(f), to sell to any such Preemptive Rightholder such of the Offered Securities as shall not have been subscribed for by the other Preemptive Rightholders as hereinafter provided, in each case, at the price and on the terms described above, which shall be specified by the Company in a written notice delivered to any such Preemptive Rightholder which such notice shall also state (x) the number and amount of New Equity Securities proposed to be issued and (y) the portion of the New Equity Securities available for purchase by such Preemptive Rightholder and shall be given to such Preemptive Rightholders at least twenty (20) days prior to any issuance giving rights under this Section 9.8 (the “Preemptive Offer”). The Preemptive Offer shall by its terms remain open for a period of at least twenty (20) days from the date of receipt thereof and shall specify the date on which the Offered Securities will be sold to accepting Preemptive Rightholders (which shall be at least twenty (20) but not more than one hundred and eighty (180) days from the date of the Preemptive Offer). The failure of any Preemptive Rightholder to respond to the Preemptive Offer during the twenty (20) day period shall be deemed a waiver of such Preemptive Rightholder’s Preemptive Right.
(b)Each such Preemptive Rightholder shall have the right, during the period of the Preemptive Offer, to purchase any or all of its Proportionate Percentage of the Offered Securities at the purchase price and on the terms stated in the Preemptive Offer. Notice by any Preemptive Rightholder of its acceptance, in whole or in part, of a Preemptive Offer shall be in writing (a “Notice of Acceptance”) signed by such Preemptive Rightholder and delivered to the Company prior to the end of the specified period of the Preemptive Offer, setting forth the Offered Securities such Preemptive Rightholder elects to purchase.
(c)Each such Preemptive Rightholder shall have the additional right to offer in its Notice of Acceptance to purchase any of the Offered Securities not accepted for purchase by any other Preemptive Rightholders, in which event such Offered Securities not accepted by such other Preemptive Rightholders shall be deemed to have been offered to and accepted by the Preemptive Rightholders exercising such additional right under this paragraph (c) pro rata in accordance with their respective Proportionate Percentages (determined without regard to those Preemptive Rightholders not electing to purchase their full respective Proportionate Percentages under the foregoing paragraph (a)) on the same terms and conditions as those specified in the Preemptive Offer, but in no event shall any such electing Preemptive Rightholder be allocated a number of New Equity Securities in the Company in excess of the maximum number of Offered Securities such Preemptive Rightholder has elected to purchase in its Notice of Acceptance.
(d)At the closing of the purchase of New Equity Securities subscribed for by the Preemptive Rightholders under this Article IX, the Company shall deliver certificates (if applicable) representing such equity Securities, and such New Equity Securities shall be issued free and clear of all liens and the Company shall so represent and warrant, and further represent and warrant that such New Equity Securities shall be, upon issuance thereof to the Preemptive Rightholders that elected to purchase such New Equity Securities and after payment therefor, duly authorized, validly issued and fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Equity Securities shall deliver at the closing payment in full in immediately available funds for the New Equity Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional customary documents as are otherwise necessary or appropriate.

(e)Sale to Subject Purchaser. In the case of any Preemptive Offer, if Notices of Acceptance given by the Preemptive Rightholders do not cover in the aggregate all of the Offered Securities, the Company may during the period of one hundred and eighty (180) days following the date of the Preemptive Offer sell to any other Person or Persons all or any part of the New Equity Securities not covered by a Notice of Acceptance, but only on terms and conditions that are no more favorable to such Person or Persons or less favorable to the Company than those set forth in the Preemptive Offer. If such sale is not consummated within such one hundred and eighty (180) day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and/or sale of New Equity Securities may be made thereafter by the Company without again offering the same in accordance with this Article IX. The closing of any issuance and purchase pursuant to this Section 9.8 shall be held at a time and place as the parties to the transaction may agree.
(f)Preemptive Rights Exception. Notwithstanding anything to the contrary herein, if the Board of Managers, acting in good faith, determines (whose determination shall be conclusive) that it would be in the best interests of the Company to issue New Equity Securities which would otherwise be required to be offered to the Preemptive Rightholders under this Section 9.8 prior to making such offer, the Company may issue such New Equity Securities to a Person (an “Accelerated Acquirer”) without first complying with the procedures set forth in Section 9.8(a); provided, that within ten (10) Business Days after the occurrence of such issuance, the Company shall provide to each Preemptive Rightholder: (i) written notice of such issuance and the Preemptive Offer required by Section 9.8(a) and (ii) the Preemptive Right to purchase such Preemptive Rightholder’s Proportionate Percentage of the New Equity Securities that such Preemptive Rightholder would have been entitled to purchase pursuant to the procedures set forth in Sections 9.8(a) and 9.8(b) had this Section 9.8(f) not been invoked, subject to such Preemptive Rightholder’s delivery of a Notice of Acceptance pursuant to Section 9.8(b) prior to the later of the end of the specified period of the Preemptive Offer and seven (7) days after receipt of notice of the Preemptive Offer, and which shall be on the same terms and conditions provided in the provisions of this Section 9.8 relating to the Preemptive Right, the closing of such purchase to take place as soon as reasonably practicable. If one or more Preemptive Rightholders exercises its election to make a purchase, the Company shall give effect to each such exercise by (i) requiring that the Accelerated Acquirer (in which case the Accelerated Acquirer hereby agrees to) sell down a portion of its New Equity Securities, (ii) issuing additional New Equity Securities to such Preemptive Rightholder(s) or (iii) a combination of (i) and (ii), so long as such action effectively provides such Preemptive Rightholder(s) with the same amount of New Equity Securities that such Preemptive Rightholder(s) would have been entitled to pursuant to clause (A) of the second sentence of Section 9.8(a) had this Section 9.8(f) not been invoked.
9.9Transfers Among Members. Each Member acknowledges and agrees, with respect to any Transfer by or with any Member who is entitled to designate any member of the Board of Managers or an Observer or who otherwise has a representative of such Member or its Affiliates serving on the Board of Managers or as an Observer pursuant to Section 5.3 (any such Member, a “Counterparty”) that (a) no Counterparty has made any representation or warranty, express or implied, regarding the Company or its Subsidiaries and any such purported representations or warranties are expressly disclaimed and waived; and (b) a Counterparty may have, or may come into possession of, information with respect to the Membership Interests, the Company or its Subsidiaries that may constitute material non-public information or information that is not known to other Members and that may be material to a decision to the purchase or sale of Membership Interests by or with such Counterparty (“Counterparty Excluded Information”).  In connection with any such purchase or sale of Membership Interests by or with such Counterparty, such Counterparty may, in his, her or its sole discretion and upon written request, require the applicable Member purchasing or selling Membership Interests to enter into a confidentiality agreement in form and substance satisfactory to the Company (but shall not include any cleansing provision or similar provision), pursuant to which the Counterparty shall disclose to such Member all Counterparty Excluded Information in such Counterparty’s possession.  Within three (3) Business Days of receiving such Counterparty Excluded Information, the applicable Member may revoke its purchase or sale.  Each Member irrevocably and unconditionally waives and releases the Company, the Counterparty and their respective Affiliates from any and all claims (whether for Damages, rescission or any other relief), that it might have against the Company, the Counterparty or their respective Affiliates, whether under applicable securities laws or otherwise, with respect to any Counterparty Excluded Information in connection with such purchase or sale, and each Member has agreed not to solicit or encourage, directly or indirectly, any other Person to assert any such claim. Each Member further confirms that it understands the significance of the foregoing waiver.
9.10Redemption Rights Relating to Incentive Interests.
(a)The provisions set forth in this Section 9.10 shall apply to any holder of Incentive Interests who ceases to be employed by or engaged as a consultant by, or provide services to the Company or its Subsidiaries at any time after the Effective Date (each, an “Employee Redeemed Member”). In the case of any inconsistency between the terms of this Section 9.10 and the explicit terms of the Management Incentive Plan under which the Incentive Interests are granted and/or the grant document or award agreement with the Company or its Subsidiaries thereunder, as applicable, the explicit terms of the Management Incentive Plan under which the Incentive Interests are granted and/or the grant document or award agreement thereunder shall govern. This Section 9.10 shall not apply to any specific Incentive Interests if so determined by resolution or written consent of the Board of Managers at the time of the issuance of such Incentive Interests.
(b)If an Employee Redeemed Member ceases to be employed by or engaged as a consultant by, or provide services to, the Company or its Subsidiaries for any reason at any time, all unvested Incentive Interests held by such Employee Redeemed Member shall automatically terminate and be forfeited in all respects.
(c)If an Employee Redeemed Member ceases to be employed by or engaged as a consultant by, or to provide services to, the Company or its Subsidiaries for any reason at any time, the Company shall have the right (but not the obligation), upon delivery of a written notice to the Employee Redeemed Member (the “Employee Redemption Notice”), to repurchase all vested Incentive Interests owned by the Employee Redeemed Member (the “Employee Redeemed Member Repurchase Right”). Any repurchase price hereunder shall be paid to the Employee Redeemed Member no later than one hundred and twenty (120) days after the date of delivery of the Employee Redemption Notice in the form of (at the Board of Manager’s sole discretion): (i) a cashier’s check, (ii) wire transfer of funds or (iii) a promissory note that shall accrue interest at the then-applicable Federal rate and shall be payable over a period of time not to exceed three (3) years; provided, that the Board of Managers may toll the period in which to purchase the applicable Incentive Interests if, in the good faith determination of the Board of Managers, (w) such purchase would result in a violation of any applicable law, (x) there exists any restriction on a credit or other agreement binding upon the Company or any of its Subsidiaries that would prohibit such purchase, (y) the Company does not have sufficient funds available to effect such purchase without triggering a default under any Indebtedness or other material agreement of the Company, or (z) the consent of any Governmental Authority is required to consummate such purchase, and, in any such case (w) – (z), the Company will notify the Employee Redeemed Member in writing, upon making any such determination, that it is deferring its obligations to make such purchase until (as applicable) such consent is obtained or such violation of applicable law or credit agreement or unavailability of funds would not, as applicable, result therefrom or has ceased.
(d)If the Company elects to exercise its Employee Redeemed Member Repurchase Right, the repurchase price shall be determined as set forth below. With respect to any Incentive Interests:
(i)If such Employee Redeemed Member’s employment, engagement or provision of services with the Company or its Subsidiaries was terminated for any reason other than by the Company or any of its Subsidiaries for Cause, the price to be paid by the Company to repurchase the applicable number of vested Incentive Interests from the Employee Redeemed Member shall be an amount equal to the fair market value of such vested Incentive Interests, as applicable, as of the date of delivery of the Employee Redemption Notice, as determined in good faith by the Board of Managers.
(ii)If such Employee Redeemed Member’s employment, engagement or provision of services with the Company or its Subsidiaries was terminated by the

Company or any of its Subsidiaries for Cause, then all such vested Incentive Interests shall automatically terminate and be forfeited and shall not be entitled to any distributions or other consideration hereunder or otherwise.
(e)Any distributions on any Incentive Interests repurchased from an Employee Redeemed Member by the Company pursuant to this Section 9.10 or any other agreement between the Company and any of its Subsidiaries and such Employee Redeemed Member, shall be cancelled and no distributions or payments made thereon, including pursuant to the provisions of Section 3.4.
(f)The Company will be entitled to require each Employee Redeemed Member to provide (i) representations and warranties regarding (A) its power, authority and legal capacity to enter into such sale and repurchase, (B) valid right, title and interest in such Incentive Interests and such Employee Redeemed Member’s ownership of such Incentive Interests, (C) the absence of any liens on such Incentive Interests, and (D) the absence of any violation, in any material respect, or default under, or acceleration of any material agreement or instrument pursuant to which such Employee Redeemed Member or the assets of such Employee Redeemed Member are bound as the result of such sale, and (ii) customary releases in connection with such termination of the Employee Redeemed Member and such repurchase of Incentive Interests. Should the Company elect to exercise the Employee Redeemed Member Repurchase Rights pursuant to this Section 9.10 and such Employee Redeemed Member fails to deliver all of such Incentive Interests in accordance with the terms hereof, the Company may, at its option, in addition to all other remedies it may have, cancel on its books such Incentive Interests registered in the name of such Employee Redeemed Member, and all of such Employee Redeemed Member’s right, title and interest in and to such Incentive Interests shall terminate in all respects. An Employee Redeemed Member with respect to which the Employee Redeemed Member Repurchase Right is exercised hereunder, on the one hand, and the Company, on the other hand, shall each pay their respective costs and expenses (including reasonable attorneys’ fees) incurred in connection with the enforcement of this Section 9.10.
Article X
DISSOLUTION OF COMPANY; LIQUIDATION AND DISTRIBUTION OF ASSETS
10.1Events of Dissolution. This Section 10.1 sets forth the exclusive events which will cause the dissolution of the Company. The provisions of Section 18-801 of the Act that apply unless the limited liability company agreement otherwise provides shall not become operative. The Company shall be dissolved upon any of the following events (each, an “Event of Dissolution”):
(a)The Board of Managers shall elect to dissolve the Company; or
(b)A dissolution is required under Section 18-801(a)(4) of the Act or there is entered a decree of judicial dissolution under Section 18-802 of the Act.
10.2Liquidation; Winding Up. Upon the occurrence of an Event of Dissolution, the Board of Managers shall wind up the affairs of the Company in accordance with the Act and shall supervise the liquidation of the assets and property of the Company and, except as hereinafter provided, shall have full, complete and absolute discretion in the mode, method, manner and timing of effecting such liquidation. The Board of Managers shall have absolute discretion in determining whether to sell or otherwise dispose of Company assets or to distribute the same in kind and its determination shall be conclusive. The Board of Managers shall liquidate and wind up the affairs of the Company as follows:
(a)The Board of Managers shall prepare (or cause to be prepared) a balance sheet of the Company in accordance with GAAP as of the date of dissolution.
(b)The assets, properties and business of the Company shall be liquidated by the Board of Managers in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Board of Managers, whose determination shall be conclusive, not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (c); provided, however, that the fair market value of such properties and assets (as determined by the Board of Managers in good faith, which determination shall be conclusive)

shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.
(c)The proceeds of the sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (b) above, and valued at the fair market value thereof as provided in such subsection (b), shall be applied and distributed in one or more installments as follows, and in the following order of priority:
(i)First, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for and the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company or of the Members arising out of, or in connection with, the Company; and
(ii)Second, subject to the applicable provisions of Section 3.4, the Class A Designation of Rights and the Class A-1 Designation of Rights, the remaining proceeds to the Members pro rata in accordance with the Membership Interests held by each Member.
(d)A certificate of cancellation, as required by the Act, shall be filed by the Board of Managers.
10.3Survival of Rights, Duties and Obligations. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue with respect to any act or omission prior to such termination, dissolution, liquidation or winding up.
10.4Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their contributions to the Company, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such contributions, the Members and former Members shall have no recourse against the Company or any other Member.
Article XI
MISCELLANEOUS
11.1Expenses. Unless otherwise provided herein, the Company shall bear all of the expenses incurred by the Company in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, counsel and accountants; provided, however, that the Company shall have no liability for any transfer costs, taxes or related or similar expenses required to be paid by a Member in connection with a Transfer by such Member (including any costs to obtain an opinion with respect thereto).
11.2Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the opinion of the Board of Managers, may be necessary or advisable to carry out the intent and purposes of this Agreement.
11.3Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed given and received (a) when transmitted by electronic mail or personally delivered on a Business Day during normal business hours (or, if by electronic mail outside of normal business hours or not on a Business Day, on the next succeeding Business Day), (b) on the Business Day following the date of dispatch by overnight courier, or (c) on the third (3rd) Business Day following the date of mailing by registered or certified mail, return receipt requested, in each case, addressed to the Company or the Board of Managers at the address of the Principal Office of the Company set forth in Section 2.5, or to a Member at such Member’s address shown on the Register of Members, or in any such case to such other address as the Company or any party hereto shall have last designated to the Company and the Members by notice given in accordance with this Section 11.3. No notices under Sections 9.3, 9.4, or 9.8 may be given by mail pursuant to clause (c) above.
11.4Initial Public Offering. In connection with any Initial Public Offering of the Company approved by the Board of Managers, all Members shall and shall cause their Affiliates to take all necessary or desirable actions in connection with the consummation of such transaction, (i) to, as the Board of Managers may reasonably request, (A) convert the Company to a corporate form in a Tax-free transaction (except to the extent of taxable income or gain required to be recognized by a Member in an amount that does not exceed the amount of cash or any property or rights (other than stock) received by such Member upon the consummation of such transaction and/or any concurrent transaction), or (B) accomplish the foregoing by effecting a transaction that is treated as the contribution of the Securities of the Company into a newly formed “shell” corporation pursuant to Section 351 of the Code, with the result that each Member shall hold capital stock of such surviving corporation or business entity (in each case, the “Successor Corporation”), and any reference in this Section 11.4 to the Company also being a reference to the Successor Corporation, (ii) to cause the Successor Corporation to assume all of the obligations of the Company under this Section 11.4.
11.5Registration Rights. In connection with any Initial Public Offering, and following the consummation of an Initial Public Offering, the Company and the holders of the issued and outstanding Common Interests as of the Effective Date shall promptly enter into the registration rights agreement for the benefit of the Members on customary terms as may be approved by the Board of Managers, which shall include customary piggyback rights and no minimum ownership requirement. Any lock-up provisions and exceptions and limitations in such registration rights agreement shall be in a customary form.
11.6Amendments; Termination. Except as otherwise expressly provided herein (including the Class A Designation of Rights and the Class A-1 Designation of Rights), this Agreement and the Certificate may not be modified, amended or restated, and provisions hereof may not be waived without the approval of the Board of Managers and either (i) each of PSP, Blue Torch and Redwood or (ii) Members holding at least seventy-five percent (75%) of the then issued and outstanding Common Interests on a fully-diluted basis (excluding, for purposes of this calculation, any Preferred Interests (including on an as-converted basis) and Incentive Interests); provided, however, that (a) any amendment, modification or waiver (including an amendment, modification or waiver to Sections 3.2, 3.4, 7.1, 7.2, 7.3 or 7.5 or to clause (a) of this Section 11.6) that would have a materially disproportionate and adverse effect in any respect on the rights or obligations of any Member or group of Members without similarly and proportionally affecting the rights or obligations hereunder of all other Members (for the avoidance of doubt, without giving effect to any Member’s specific holdings of Membership Interests, tax or economic position or any other matters personal to a Member or any rights given to Members owning a certain level of Membership Interests and not to such affected Member specifically) shall require the approval of a majority of the Voting Interests held by such disproportionately impacted Members; (b) any amendment, modification or waiver of any right expressly granted in name to any Member shall require the approval of such Member; (c) any amendment, modification or waiver of any right expressly granted to the Ad Hoc Revolving Members shall require the approval of Ad Hoc Revolving Members holding a majority of the Common Interests held, collectively, by all Ad Hoc Revolving Members; (d) any amendment, modification or waiver to Sections 5.3(a)(ii), 5.3(c), 5.3(d), 5.5(a), 5.6(a) (solely with respect to the Independent Manager’s approval rights with respect to Fundamental Matters), 5.6(e) (solely with respect to the Independent Manager’s approval rights with respect to Fundamental Matters), 8.1, 8.5, 9.3, 9.4, 9.8, 11.5, 11.18, 11.19 or this Section 11.6 (the “Specified Provisions”) or to the definitions of Permitted Transferees, Preemptive Rightholder, Excluded Issuances, Fundamental Matters or Specified Provisions shall require, in addition to any other approval required hereunder, the approval of Ad Hoc Revolving Members holding a majority of the Common Interests held, collectively, by all Ad Hoc Revolving Members and either (i) each of PSP, Blue Torch and Redwood or (ii) Members holding at least seventy-five percent (75%) of the then issued and outstanding Common Interests on a fully-diluted basis (excluding, for purposes of this calculation, Preferred Interests (including on an as-converted basis) and any Incentive Interests); (e) subject to compliance with Section 9.8 and the foregoing clauses (a) through (d) of this proviso, the Company shall be permitted to amend and modify this Agreement pursuant to a Permitted Amendment approved by the Board of Managers as contemplated by Section 4.2 without the consent of the Members; (f) no consent of any Member who holds only Incentive Interests shall be required to modify, amend or restate this Agreement; (g) the Company shall automatically amend (or cause to be amended) the Register of Members and Schedule 5.3(a) hereto pursuant to the terms of this Agreement without the consent of the Members; and (h) upon any modification, amendment or restatement of this Agreement (other than an amendment to the Register of Members), the Company shall distribute to each of the Members a copy of such modification, amendment or restatement of this Agreement. Any approval, consent or waiver of or with respect to any provision of this Agreement requested by any party hereto must be in writing by the party granting such approval, consent or waiver; provided, however, that any such writing may be by means of an electronic writing or electronic mail.

This Agreement (other than Sections 11.5, 11.10, 11.11 and 11.14) shall terminate automatically upon the consummation of an Initial Public Offering.
11.7Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid, unenforceable or contrary to the Act or existing or future applicable law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those provisions of this Agreement which are valid, enforceable and legal. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it valid, enforceable and legal within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid, unenforceable or illegal provisions.
11.8Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement. The Annexes are considered a part of this Agreement.
11.9Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Electronic counterpart signatures to this Agreement shall be binding and enforceable.
11.10GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).
11.11Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware (or, if such court lacks subject matter jurisdiction, in the Court of Chancery of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum and (ii) any and all right to trial by jury in any such suit, action or proceeding. Service of process, summons, notice or other document by registered mail to the address designated in Section 11.3 shall be effective service of process for any suit, action or other proceeding brought in any such court.
11.12Entire Agreement; Non-Waiver. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof and contains the entire agreement between the parties with respect to such subject matter. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Member, whether of a similar or dissimilar nature.
11.13No Third Party Beneficiaries. Nothing contained in this Agreement (other than the provisions of Article VII, of which the Protected Persons, Indemnitees and Fund Indemnitees, respectively, are intended third party beneficiaries who shall be entitled to enforce such provisions as if parties hereto), express or implied, is intended to or shall confer upon anyone other than the parties (and their successors and permitted assigns) and the Company any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.14Specific Performance
. Each party hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties hereto would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to specific performance (including injunction or injunctions to prevent breaches) of the terms of this Agreement without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each party further waives any defense that a remedy at law would be adequate in any action or proceeding for specific performance or injunctive relief hereunder.
11.15No Right to Partition. The Members, on behalf of themselves and their successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any Membership Interest which is considered to be Company property, regardless of the manner in which title to such property may be held.
11.16Investment Representation. Each Member, by execution of this Agreement, (i) represents that it has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement, (ii) represents that this Agreement has been duly and validly executed and delivered by such Member and, assuming due and valid execution and delivery hereof by the Company, does, or upon its execution by the Member will, constitute valid and legally binding obligations of such Member, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity, (iii) represents that it is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (iv) represents to each other Member and to the Company that such Member is acquiring a Membership Interest in the Company for the purpose of investment for such Member’s own account, with the intent of holding such Membership Interest for investment and without the intent of participating directly or indirectly in any sale or distribution thereof in a manner that would violate the Securities Act, (v) represents it is not relying (and will not at any time rely) upon any information, representation or warranty by the Company other than as set forth in this Agreement, (vi) acknowledges it has read and understands this Agreement and understands the terms and conditions herein, (vii) acknowledges that such Member must bear the economic risk of loss of such Member’s capital contributions to the Company because this Agreement contains restrictions on Transfer and because the Membership Interests in the Company have not been registered under applicable United States federal and state securities laws (it being understood that the Company shall be under no obligation so to register such Membership Interests in the Company) and cannot be Transferred unless registered under such securities laws or an exemption therefrom is available, and (viii) agrees to indemnify each other Member and the Company from any loss, damage, liability, claims and expenses (including reasonable attorneys’ fees and expenses) incurred, suffered or sustained by any of them as a result of the inaccuracy of any representation contained in this Section 11.16.
11.17Confidentiality.
(a)Except as and to the extent as may be required by applicable law, regulatory authorities or examinations, without the prior written consent of the Board of Managers, the Members shall not make, and shall direct their officers, directors, agents, employees and other representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of, Confidential Information (including, for the avoidance of doubt, the Register of Members or any information included therein) or any of the terms, conditions, or other aspects of this Agreement; provided, however, that a Member and its respective equity owners may disclose Confidential Information (i) to its Affiliates and its and their officers, directors, agents, employees and other representatives who are subject to obligations of confidentiality, (ii) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company and who have been directed to abide by the confidentiality provisions contained herein, (iii) to its equity owners and investors, co-investors, managed accounts, limited partners or other similar Persons of the Members and their respective equity owners, as applicable, who are subject to obligations of confidentiality and in confidential materials delivered to prospective investors, limited partners or other similar Persons of the Members and their respective equity owners, as applicable, who are subject to obligations of confidentiality, in each case in the ordinary course of business or in connection with customary marketing and reporting activities; provided that for each of clauses (i), (ii) and (iii), the applicable Member shall be responsible for any breach of the applicable confidentiality obligations; (iv) to the extent necessary for the enforcement of any rights of such Member arising under this Agreement or any other agreement with the Company or its Subsidiaries to which it is party; and (v) to a bona fide potential purchaser or seller of Membership Interests held by such Member if such bona fide potential purchaser or seller executes a confidentiality agreement with such Member containing terms at least as protective as the terms set forth in this Section 11.17 and which, among other things, provides for third-party beneficiary rights in favor of the Company to enforce the terms thereof. No Member, nor any of its officers, directors, agents, employees and other representatives to whom Confidential Information is disclosed, shall use Confidential Information in any manner to disadvantage the Company or any other Member. The Company acknowledges that some general industry knowledge may be gained by any Member from reviewing the Confidential Information that cannot be separated from such Member’s overall knowledge, and this general knowledge retained in the unaided memories of individuals shall be permitted to be used in the ordinary course of such Member’s business. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company and its Subsidiaries (including any of the terms of this Agreement and any information provided pursuant to Article VIII) from whatever source obtained, except for any such information, knowledge, systems or data which at the time of disclosure (i) was in the public domain or is or otherwise becomes in the possession of the disclosing Person (from a source not actually known by the disclosing Person to be subject to confidentiality obligations to the Company with respect thereto), unless such information, knowledge, systems or data was placed into the public domain or became known to such disclosing Person in violation of any non-disclosure obligation, including this Section 11.17, or (ii) was or is independently developed or acquired by the disclosing Person or any of its representatives without reference to the Confidential Information. Each Member agrees that money damages may not be a sufficient remedy for any breach of this Section 11.17 by a Member, and that in addition to all other remedies, the Company shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach. Each Member agrees not to oppose the granting of such relief and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
(b)If any Member is required by applicable law to disclose any Confidential Information (other than to a regulatory or self-regulatory authority), it must, to the extent permitted by applicable law, first provide notice (to the extent such notice is practicable and permitted by law) reasonably in advance to the Company with respect to the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made. Such Member shall reasonably cooperate, at the Company’s sole cost and expense, with the Company to obtain assurances that confidential treatment will be afforded with respect to any legally mandated disclosure and in any event shall disclose only such information as is required by applicable law when required to do so.
11.18Bank Lender Regulatory Requirements. Notwithstanding any provisions hereof to the contrary:
(a)in the event that a Member determines in its sole discretion that (i) the holding of any rights, interests or obligations with respect to the Company or this Agreement will or could be unlawful or a breach of any applicable foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any domestic or foreign government or any other applicable laws, whether U.S. or foreign, or (ii) there has been, is, or could be, an act, matter, event or circumstance related to the Company that results in or could result in damage to the reputation of the holder or any of its Affiliates, upon prior written notice to the Company, the Member shall have the right to: (x) sell or assign all or any portion of its rights, interests and obligations with respect to this Company or this Agreement to a person, firm or entity on such terms (including as to price) as determined by the holder, subject to compliance with Section 9.5; or (y) require the Company to repurchase its rights, interests and obligations with respect to this Agreement for one-dollar ($1.00) in the aggregate for all such rights, interests and obligations. In connection with any Issuance of New Equity Securities, the Company shall cause the terms of the Common Interests to include provisions which give effect to the Members’s rights provided in this Section 11.18;
(b)in the event a Regulated Holder’s Membership Interest is in excess of 4.99% of the total outstanding Membership Interests (excluding, for purposes of calculating this percentage, Incentive Interests and any non-voting equity Securities), such portion of such Regulated Holder’s Membership Interests in excess of 4.99% of the total outstanding Membership Interests shall be automatically deemed to be, and subject to the restrictions of, a nonvoting security for purposes of the U.S. Bank Holding Company Act and 12 C.F.R. Part 225 (Subpart A) and the Company and such Regulated Holder shall work together in good faith to amend the rights associated with such Membership Interests (including any conversion of such Membership Interests as applicable), such that such Membership Interests shall not be entitled to vote or consent on any matter other than matters permissible for nonvoting securities pursuant to 12 C.F.R. § 225.2(q)(2);
(c)Notwithstanding any other provision of this Agreement, Members shall have no right to enforce against any other Member any provision of this Agreement that requires a Member to vote for or against any matter or that restricts or conditions a Member’s ability to transfer its Membership Interests or exercise its rights as a Member to the extent that another Member’s possession of such enforcement ability would result in control of such other Member’s Membership Interests under Section 225.9(b) of the Federal Reserve Board’s Regulation Y, 12 CFR 225.9(b), as interpreted in light of any Frequently Asked Questions or other guidance from the Federal Reserve Board.
11.19Know-Your-Customer. Promptly following any request therefor, the Company shall furnish to any Member information and documentation reasonably requested by such Member for purposes of such Member’s compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT of 2001 and 31 C.F.R. § 1010.230, and/or other due diligence related to regulatory requirements and/or reputational risk.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

COMPANY:
NEW GOHEALTH, LLC

                    /s/ Vijay Kotte
                    Name: Vijay Kotte
                    Title: Chief Executive Officer